Exhibit 10.5

$350,000,000

CREDIT AGREEMENT

by and among

TRIUMPH GROUP, INC.,

and

THE BANKS PARTY HERETO

and

ROYAL BANK OF CANADA,
as Administrative Agent

RBC CAPITAL MARKETS,
as Lead Arranger

RBC CAPITAL MARKETS, PNC BANK, NATIONAL ASSOCIATION and CITIZENS BANK OF PENNSYLVANIA,
as Joint Bookrunners

CITIZENS BANK OF PENNSYLVANIA and U.S. BANK, NATIONAL ASSOCIATION,
as Documentation Agents

and

PNC BANK, NATIONAL ASSOCIATION,
as Syndication Agent

Dated as of June 16, 2010

i

ARTICLE 7. THE AGENT		71

7.1	Appointment	71

7.2	Delegation of Duties	71

7.3	Exculpatory Provisions	71

7.4	Reliance by Administrative Agent	71

7.5	Notice of Default	72

7.6	Non-Reliance on Agents and Other Banks	72

7.7	Indemnification	72

7.8	Agent in its Individual Capacity	73

7.9	Successor Administrative Agent	73

7.10	Documentation Agents and Syndication Agent	73

ARTICLE 8. MISCELLANEOUS		73

8.1	Amendments and Waivers	73

8.2	Notices	74

8.3	No Waiver; Cumulative Remedies	75

8.4	Survival of Representations and Warranties	75

8.5	Payment of Expenses	75

8.6	Successors and Assigns; Participations and Assignments	76

8.7	Adjustments; Set-Off	79

8.8	Counterparts	79

8.9	Severability	79

8.10	Integration	79

8.11	GOVERNING LAW	79

8.12	Submission to Jurisdiction; Waivers	79

8.13	Acknowledgements	80

8.14	Release of Guaranties and Liens	80

8.15	Confidentiality	80

8.16	WAIVERS OF JURY TRIAL	81

8.17	USA Patriot Act	81

8.18	Intercreditor Agreement and Collateral Agency Agreement	81

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(B)	-	BANKS
SCHEDULE 1.1(C)	-	ACQUISITION RELATED EXPENSES
SCHEDULE 1.1(E)	-	EXCLUDED LETTERS OF CREDIT
SCHEDULE 1.1(M)	-	MORTGAGED PROPERTY
SCHEDULE 1.1(P)	-	PERMITTED LIENS
SCHEDULE 3.1.2	-	CAPITALIZATION
SCHEDULE 3.1.3	-	SUBSIDIARIES

ii

SCHEDULE 3.1.7	-	LITIGATION
SCHEDULE 3.1.8	-	TITLE TO PROPERTY
SCHEDULE 3.1.20	-	EMPLOYEE BENEFIT PLAN DISCLOSURES
SCHEDULE 3.1.21	-	EMPLOYMENT MATTERS
SCHEDULE 3.1.22	-	ENVIRONMENTAL MATTERS
SCHEDULE 3.1.25(a)	-	UCC FILING JURISDICTIONS
SCHEDULE 3.1.25(b)	-	MORTGAGE FILING JURISDICTIONS
SCHEDULE 3.1.26	-	PARTNERSHIP AGREEMENTS AND
LIMITED LIABILITY COMPANY AGREEMENTS
SCHEDULE 5.2.1	-	EXISTING INDEBTEDNESS
SCHEDULE 5.2.4	-	EXISTING INVESTMENTS
SCHEDULE 5.2.7	-	PAYMENT DISCOUNT ARRANGEMENTS

EXHIBITS

EXHIBIT 1.1(A)	-	ASSIGNMENT AND ASSUMPTION
EXHIBIT 1.1(E)	-	EXEMPTION CERTIFICATE
EXHIBIT 1.1(G)	-	GUARANTEE AND COLLATERAL AGREEMENT
EXHIBIT 1.1(I)(1)	-	INTERCOMPANY SUBORDINATION AGREEMENT
EXHIBIT 1.1(I)(2)	-	INTERCREDITOR AGREEMENT
EXHIBIT 5.3.3	-	COMPLIANCE CERTIFICATE

iii

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of June 16, 2010, and is made by and among TRIUMPH GROUP, INC., a Delaware corporation (the “Borrower”), the BANKS (as hereinafter defined) from time to time party hereto, ROYAL BANK OF CANADA, in its capacity as Administrative Agent for the Banks under this Agreement (hereinafter referred to in such capacity as the “Administrative Agent”), PNC BANK, NATIONAL ASSOCIATION, in its capacity as syndication agent for the Banks under this Agreement (hereinafter referred to in such capacity as the “Syndication Agent”), and CITIZENS BANK OF PENNSYLVANIA and U.S. BANK, NATIONAL ASSOCIATION, in their capacities as documentation agent for the Banks under this Agreement (herein referred to in such capacity as the “Documentation Agents”).

The parties hereto hereby agree as follows:

ARTICLE 1.

CERTAIN DEFINITIONS

1.1           Certain Definitions.

In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

“ABR” shall mean for any day, a rate per annum equal to the greater of (a) 2.5 % and (b) the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1.0% and (iii) the Eurodollar Base Rate announced on that day (or the next preceding day for which the Eurodollar Base Rate is announced if there is no announcement on such day) for an interest period of one month plus 1.0%; provided, however, that during the period commencing on the Closing Date and ending on the date that is thirty days following the Closing Date (or such earlier date as shall be specified by the Administrative Agent on which Eurodollar Loans have become available), “ABR” shall mean the higher of 1.5 % and the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the LIBOR01 screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars with a term equivalent to one month, determined as of approximately 11:00 a.m. (London time) on the Closing Date plus 1.0%.  Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively, and each rate determined by reference to the Eurodollar Base Rate shall take effect on the day of announcement of such rate.

“ABR Loans” shall mean Loans the rate of interest applicable to which is based upon the ABR

“Acquisition” shall mean the acquisition of all of the equity ownership interests of Vought by the Borrower pursuant to the Acquisition Agreement.

“Acquisition Agreement” shall mean the Agreement and Plan of Merger dated as of March 23, 2010 by and among Vought, the Borrower, Spitfire Merger Corporation and TC Group, L.L.C.

“Additional Bank” shall have the meaning assigned to such term in Section 2.18.

“Adjusted Funding Target Attainment Percentage” shall mean the adjusted funding target attainment percentage as defined in Sections 206(g)(9) of ERISA and 436(j)(2) of the Internal Revenue Code.

“Adjustment Date” shall have the meaning assigned to such term in the definition of “Applicable Pricing Grid”.

“Administrative Agent” shall mean Royal Bank of Canada, and its successors and assigns, as Administrative Agent, together with any of its successors.

“Administrative Agent’s Fee Letter” shall mean the Fee Letter, dated as of March 23, 2010, between the Borrower and the Administrative Agent.

“Affiliate” as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 10% or more of any class of the voting or other equity interests of such Person, or (iii) 10% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person.  “Control”, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

“Agents” shall mean the collective reference to the Syndication Agent, the Documentation Agents and the Administrative Agent.

“Aggregate Exposure” shall mean, with respect to any Bank at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Bank’s Commitments at such time and (b) thereafter, the aggregate then unpaid principal amount of such Bank’s Loans then outstanding.

“Aggregate Exposure Percentage” shall mean, with respect to any Bank at any time, the ratio (expressed as a percentage) of such Bank’s Aggregate Exposure at such time to the Aggregate Exposure of all Banks at such time.

“Agreement” shall mean this Credit Agreement, as the same may be supplemented, amended, amended and restated or otherwise modified from time to time, including all schedules and exhibits.

“Ancillary Security Documents” shall mean title insurance, existing or otherwise available surveys, lien searches, flood insurance certifications, phase I environmental assessments or phase II environmental assessments, as applicable, opinions of counsel and such other documents and certifications as may be reasonably requested by the Administrative Agent, all as of a recent date and reasonably satisfactory to the Administrative Agent.

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Margin” shall mean a percentage per annum equal to (a) with respect to ABR Loans, 2.00% and (b) with respect to Eurodollar Loans, 3.00%; provided that, that on and after the first Adjustment Date occurring after the completion of one full fiscal quarter of the Borrower after the Closing Date, the Applicable Margin will be determined pursuant to the Applicable Pricing Grid.

“Applicable Percentage” shall mean 50%; provided that, on any date of determination, the Applicable Percentage shall be reduced to (i) 25% if the Total Leverage Ratio for the Test Period then in effect is greater than or equal to 2.5 : 1.0 but less than 3.5 : 1:0 and (ii) 0% if the Total Leverage Ratio for the Test Period then in effect is less than 2.5 : 1.0.

“Applicable Pricing Grid” shall mean the table set forth below:

Total Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans
>2.0 : 1.00	3.0%	2.0%
<2.0 : 1.00	2.75%	1.75%

For the purposes of the Applicable Pricing Grid, changes in the Applicable Margin resulting from changes in the Total Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Banks pursuant to Section 5.3.1 or 5.3.2, as applicable, and shall remain in effect until the next change to be effected pursuant to this paragraph.  If any financial statements referred to above are not delivered within the time periods specified in Section 5.3.1 or 5.3.2, as applicable, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Applicable Pricing Grid shall apply. Each determination of the Total Leverage Ratio pursuant to the Applicable Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 5.2.16.

“Applicable Pro Forma Reporting Period” shall mean with respect to any Permitted Acquisition, the most recent 4-quarter period ending prior to the date of such Permitted Acquisition for which financial statements have been delivered (or were due to be delivered) by the Borrower in accordance with Sections 5.3.1 or 5.3.2.

“Approved Fund” shall have the meaning assigned to such term in Section 8.6.

“Asset Sale” shall mean any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clauses (i), (ii), (iii), (iv), (vi) and (viii) of Section 5.2.7) that yields gross proceeds to the Borrower and its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $3,000,000.

“Assignee” shall have the meaning assigned to such term in Section 8.6(b).

“Assignment and Assumption” shall mean an Assignment and Assumption, substantially in the form of Exhibit 1.1(A).

“Authorized Officer” shall mean those individuals, designated by written notice to the Administrative Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of the Borrower required hereunder.  The Borrower may amend such list of individuals from time to time by having the Borrower give written notice of such amendment on its behalf to the Administrative Agent.

“Availability” shall have the meaning assigned to such term in the Revolving Credit Agreement as in effect on the date hereof.

“B&R” shall mean B. & R. Machine & Tool Corp.

“B&R Promissory Note” shall mean that Promissory Note issued by the Borrower to B. & R. Machine & Tool Corp. in an aggregate principal amount not to exceed $9,500,000.

“Bank-Provided Hedge” shall mean an Interest Rate Hedge or other hedging transaction which is provided by any Bank or any Affiliate thereof and meets the following requirements: such Interest Rate Hedge or other hedging transaction (i) is documented in a standard International Swap Dealer Association agreement, (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (iii) is entered into for hedging (rather than speculative) purposes.  The liabilities of the Borrower or any Guarantor to the provider of any Bank-Provided Hedge (the “Hedge Liabilities”) shall be “Obligations” hereunder, guaranteed obligations under the Guarantee and Collateral Agreement and otherwise treated as Obligations for purposes of each of the other Loan Documents.  The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents.

“Banks” shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Bank.

“Benefit Arrangement” shall mean at any time any material “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is neither a Plan nor a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to by any member of the ERISA Group.

“Benefitted Bank” shall have the meaning assigned to such term in Section 8.7(a).

“Blocked Person” shall have the meaning assigned to such term in Section 3.1.24.2.

“Borrower” shall have the meaning assigned to such term in introductory paragraph of this Agreement.

“Borrowing Date” shall mean any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Banks to make Loans hereunder.

“Business Day” shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in New York City and if the applicable Business Day relates to any Eurodollar Loan, such day must also be a day on which dealings are carried on in the London interbank market.

“Capital Expenditures” shall mean for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease Obligations” shall mean, as to any Person, any obligation of such Person under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and (x) the amount of Indebtedness represented by such obligations shall be the capitalized amount of such obligation determined in accordance with GAAP and (y) the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Carlyle Affiliated Institutional Lender” shall mean (x) any investment fund managed or advised by Affiliates of Carlyle that is a bona fide debt fund and (y) any bank, insurance company, investment bank or commercial finance company that is an Affiliate of Carlyle, in the case of each of clauses (x) and (y) that extends credit or buys loans in the ordinary course of business and makes investment (and, where applicable, voting) decisions under the supervision of an investment committee that is independent of any investment committee that supervises the equity-related investment and voting decisions of Carlyle.

“Carlyle Affiliated Bank” shall mean Carlyle or any Affiliate thereof (other than the Borrower or any Subsidiary thereof) that is not a Carlyle Affiliated Institutional Lender.

“Carlyle” shall mean The Carlyle Group and its Affiliates (but excluding any operating portfolio companies of the foregoing), in each case so long as it is an Affiliate of the Borrower.

“Cash Equivalents” shall mean, at any time, (i) any evidence of Indebtedness with a maturity date of ninety (90) days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided that the full faith and credit of the United States of America is pledged in support thereof; (ii) certificates of deposit or bankers’ acceptances with a maturity of (a) ninety (90) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000.00 and (b) twenty-four months or less of any financial institution that meets the requirements of clause (ii)(a) and is a Bank hereunder; (iii) commercial paper (including variable rate demand notes) with a maturity of ninety (90) days or less issued by a corporation (except the Borrower, any Guarantor or any Affiliate of any of them) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody’s Investors Service, Inc.; (iv) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (i) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $500,000,000.00; (v) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within ninety (90) days or less from the date of acquisition; provided that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (vi) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (i) through (v) above.

“Cash Management Agreement” shall have the meaning assigned to such term in the Revolving Credit Agreement as in effect on the date hereof.

“Change in Law” shall mean (a) the adoption of any law, rule, regulation, directive or documentation requirement, or (b) any change in any law, rule, regulation, directive or documentation requirement or in the interpretation or application thereof by any Official Body.

“Chatsworth Property” shall mean that certain land and improvements thereon commonly known as 9301 Mason Avenue, Chatsworth, Los Angeles County, CA 91311.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied, which date is June 16, 2010.

“Collateral” shall mean the Pledged Collateral, the UCC Collateral, the Intellectual Property Collateral and the Real Property Collateral.

“Collateral Agent” shall have the meaning assigned to such term in Section 6.2.5.2.

“Collateral Documents” shall mean the Guarantee and Collateral Agreement, the Mortgages, the IDB Mortgages and any other documents delivered under this Agreement granting Liens in favor of the Administrative Agent as collateral security for the Obligations.

“Collateral Agency Agreement” shall mean the Collateral Agency Agreement dated as of June 16, 2010, by and among the Loan Parties, PNC Bank, National Association, Brown Harriman & Co. and the Administrative Agent.

“Commitment” shall mean, as to any Bank, the obligations of such Bank, if any, to make a Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Commitment” opposite such Bank’s name on Schedule 1.1(B).  The original aggregate amount of the Commitments is $350,000,000.

“Company Material Adverse Change” shall mean (in each case, prior to giving effect to the Acquisition) any change, effect, event, occurrence, circumstance, state of fact or development that has a material adverse effect on the financial condition, business or results of operations of the Borrower or Vought, as applicable, and its Subsidiaries, taken as a whole (provided, however, that a “Company Material Adverse Change” shall not be deemed to include any change, effect, event, occurrence, circumstance, state of fact or development to the extent resulting from, or any change, effect, event, occurrence, circumstance, state of fact or development arising out of, (A) any change after March 23, 2010 in law, rules, regulations or accounting standards or authoritative interpretations thereof; (B) any change arising after December 31, 2009 in general U.S. or global economic conditions, or changes therein, including interest rates or currency exchange rates; (C) general political conditions or changes therein, acts of war, sabotage or terrorism or natural disasters occurring after December 31, 2009 and not specifically related to the Borrower or Vought, as applicable, or its Subsidiaries (including the commencement, continuation or escalation of armed hostilities or other material national or international calamity); (D) the announcement of the transactions contemplated by the Acquisition Agreement or the performance of the Acquisition Agreement, including the consummation of the transactions contemplated thereby; (E) any change affecting the aerospace and defense industries generally; or (F) any action or omission required pursuant to the terms of the Acquisition Agreement, in each case of (A), (B), (C) and (E), except to the extent that the effects of such changes are disproportionately adverse to the Borrower or Vought, as applicable, and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate).

“Conduit Bank” shall mean any special purpose corporation organized and administered by any Bank for the purpose of making Loans otherwise required to be made by such Bank and designated by such Bank in a written instrument; provided, that the designation by any Bank of a Conduit Bank shall not relieve the designating Bank of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Bank fails to fund any such Loan, and the designating Bank (and not the Conduit Bank) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Bank, and provided, further, that no Conduit Bank shall (a) be entitled to receive any greater amount pursuant to Section 2.13, 2.14, 2.15 or 8.5 than the designating Bank would have been entitled to receive in respect of the extensions of credit made by such Conduit Bank or (b) be deemed to have any Commitment.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum dated May 6, 2010 and furnished to certain Banks.

“Consideration shall mean with respect to any Permitted Acquisition, the aggregate of (i) the cash paid by any Loan Party, or a Subsidiary thereof, directly or indirectly, to the seller in connection therewith, (ii) the Indebtedness incurred or assumed by any Loan Party or a Subsidiary thereof, whether in favor of the seller or otherwise and whether fixed or contingent, (iii) any Guaranty (whether or not constituting Indebtedness) given or incurred by any Loan Party or a Subsidiary thereof, in connection therewith, and (iv) any other consideration given or obligation incurred by any Loan Party or a Subsidiary thereof in connection therewith.

“Consolidated Adjusted EBITDA” shall mean, for any period of determination, Consolidated EBITDA of the Borrower and its Subsidiaries subject to the following adjustments:

(1)           For any period in which the Borrower or one of its Subsidiaries has completed a Permitted Acquisition, the calculation of Consolidated Adjusted EBITDA for such period shall reflect, on a pro forma basis, the financial performance of the acquired entity or assets, as though the acquisition had been completed at the beginning of the period of determination, provided that any of the following conditions is met with respect to such acquisition:

(i)            Either: (a) the financial statements of the Person acquired for the fiscal year immediately preceding the date of such Permitted Acquisition have been audited or (b) the financial statements of the Person acquired for the Applicable Pro Forma Reporting Period have been supported by a third party due diligence report, provided that such audit or due diligence report was performed by a nationally recognized firm (or another firm acceptable to the Administrative Agent) and is in form and substance reasonably satisfactory to the Administrative Agent;

OR

(ii)           the acquired EBITDA for the Applicable Pro Forma Reporting Period is less than (15%) of the Consolidated Adjusted EBITDA for such period, excluding such acquired EBITDA;

OR

(iii)          the Required Banks shall have approved the inclusion of such acquired EBITDA in the computation of “Consolidated Adjusted EBITDA” for the Applicable Pro Forma Reporting Period and subsequent fiscal periods of the Borrower.

(2)           For any period in which the Borrower or one of its Subsidiaries has completed a sale or disposition permitted under Sections 5.2.7(v) or 5.2.7(vii) [Dispositions of Assets or Subsidiaries], the calculation of Consolidated Adjusted EBITDA for such period shall omit the financial performance of the entity or assets sold or disposed of, as though such sale or disposition had been completed at the beginning of the period of determination.

Consolidated Adjusted EBITDA shall be determined at the end of each fiscal quarter for the previous four quarters.

Notwithstanding the definition of Consolidated Adjusted EBITDA, and in order to give effect to the Acquisition, on a pro forma basis, in determining Consolidated Adjusted EBITDA for all purposes under this Agreement, (i) the following amounts: shall be added to Consolidated Adjusted EBITDA for the following fiscal quarters completed immediately preceding the Closing Date: $61,300,000 for the fiscal quarter ended March 31, 2010, $70,900,000 for the fiscal quarter ended December 31, 2009, $62,400,000 for the fiscal quarter ended September 30, 2009 and $63,100,000 for the fiscal quarter ended June 30, 2009  and (ii) up to $40,000,000 of nonrecurring, third party expenses directly incurred in connection with the Acquisition and the financing thereof, identified on Schedule 1.1(C) to be delivered prior to the date of required delivery of the first Compliance Certificate following the Closing Date, shall be added to Consolidated Adjusted EBITDA for the fiscal quarter in which the Closing Date occurs, but only to the extent that such expenses were actually expensed during such fiscal quarter

“Consolidated Current Assets” shall mean at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“Consolidated Current Liabilities” shall mean at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swingline Loans (or like liabilities under agreements other than the Revolving Credit Agreement) to the extent otherwise included therein.

“Consolidated EBITDA” shall mean, with respect to any Person for any period:

(i)  the sum of, without duplication, the amounts for such period, taken as a single accounting period of (in each case (other than clause (a) below), to the extent the same was deducted in computing Consolidated Net Income):

(a)  Consolidated Net Income;

(b)  Consolidated Non-Cash Charges;

(c)  Consolidated Interest Expense;

(d) Consolidated Income Tax Expense;

(ii)  any non-recurring expenses or charges related to any equity offering, investments permitted under Section 5.2.4(v) (but only if such investment is made in a Joint Venture), (vi), (viii) and (x), recapitalization or Indebtedness permitted to be made under this Agreement (whether or not successful); less

(ii)  the amount of extraordinary, non-recurring or unusual gains, including gains from asset sales outside the ordinary course of business and pension income recognized under FAS 87 or otherwise, to the extent the same were included in calculating Consolidated Net Income

“Consolidated Income Tax Expense” shall mean, with respect to any Person for any period, the provision for federal, state, local and foreign income taxes of such Person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP paid or accrued during such period, including any penalties and interest related to such taxes or arising from any tax examinations, to the extent the same were deducted in computing Consolidated Net Income.

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, without duplication, the sum of:

(i)  the total interest expense of such Person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation:

(a)  any amortization of Indebtedness discount;

(b) the net cost under any Interest Rate Hedge (including any amortization of discounts);

(c)  the interest portion of any deferred payment obligation;

(d)  all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptances, financing activities or similar activities; and

(e)  all accrued interest;

(ii) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries during such period determined on a consolidated basis in accordance with GAAP; and

(iii) all capitalized interest of such Person and its Subsidiaries for such period;

provided, however, that Consolidated Interest Expense will exclude (I) the amortization or write-off of debt issuance costs and deferred financing fees, commissions, fees and expenses, (II) any expensing of interim loan commitment and other financing fees and (III) any interest on the Convertible Notes to the extent not paid in cash.

“Consolidated Net Income” shall mean for any fiscal period the net income of the Borrower and its Subsidiaries for such period determined and consolidated in accordance with GAAP; provided that:

(i)            the net income (but not loss) of any Person that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Subsidiary thereof;

(ii)           the net income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its equity holders;

(iii)          the net income of any Person acquired during the specified period for any period prior to the date of such acquisition shall be excluded, except to the extent permitted in the definition of Consolidated Adjusted EBITDA;

(iv)          gains or losses on asset sales (other than sales of inventory and other assets in the ordinary course of business) shall be excluded;

(v)           the cumulative effect of a change in accounting principles shall be excluded;

(vi)          notwithstanding clause (i) above, the net income (or loss) attributable to any discontinued operations shall be excluded; and

(vii)         settlement or curtailment charges recognized under FAS 88 shall be excluded.

“Consolidated Net Worth” shall mean as of any date of determination total stockholders’ equity of the Borrower and its Subsidiaries as of such date determined and consolidated in accordance with GAAP.

“Consolidated Non-Cash Charges” shall mean, with respect to any Person for any period, the aggregate depreciation, amortization (including amortization of goodwill, other intangibles, deferred financing fees, debt issuance costs, commissions, fees and expenses) and non-cash charges and non-cash expenses of such Person and its Subsidiaries, including, without limitation, non-cash charges and non-cash expenses related to stock-based compensation, goodwill impairments or fixed asset writedowns and non-cash pension expense, reducing Consolidated Net Income of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding such charges constituting an extraordinary item of loss or any charge which requires an accrual of or a reserve for cash charges for any future period).

“Consolidated Senior Net Indebtedness” shall mean Consolidated Total Net Indebtedness less Subordinated Indebtedness.

“Consolidated Total Indebtedness” shall mean as of any date of determination the aggregate of all Indebtedness of the Borrower and its Subsidiaries as of such date determined and consolidated in accordance with GAAP.

“Consolidated Total Net Indebtedness” shall mean as of any date of determination the aggregate of all Indebtedness of the Borrower and its Subsidiaries as of such date determined and consolidated in accordance with GAAP minus unrestricted cash and Cash Equivalents in excess of $25,000,000 which are held by the Borrower or any other Loan Party and maintained or managed by a Bank or an Affiliate of a Bank or any Revolving Credit Bank or Affiliate thereof.  Consolidated Total Net Indebtedness shall be measured at the end of each fiscal quarter.

“Consolidated Working Capital” shall mean at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Convertible Debt Documents” shall mean the Convertible Note Indenture and the Convertible Notes, in each case as amended, supplemented or modified from time to time.

“Convertible Note Indenture” shall mean the indenture pursuant to which the Convertible Notes are issued.

“Convertible Notes” shall mean the $179,050,000 Senior Subordinated Notes due 2026 of the Borrower.

“Cumulative Credit” shall mean, as of any date of determination, $50,000,000 plus 25% of cumulative Consolidated Net Income (excluding nonrecurring, noncash charges to Consolidated Net Income) from and including the first full fiscal quarter after the Closing Date through and including the last full fiscal quarter for which financial statements have been delivered in accordance with Section 5.3.1 [Quarterly Financial Statements] or Section 5.3.2 [Annual Financial Statements] as of such date of determination, less (i) any amounts thereof used to make repurchases or pay dividends pursuant to clause (ii) Section 5.2.5 [Dividends and Related Distributions], (ii) any amounts thereof used to make investments pursuant to clause (x) of Section 5.2.4 [Loans and Investments] and (iii) any amounts thereof used to make payments of Indebtedness pursuant to clause (z) of the second paragraph of

Section 5.2.20[Repayment of Convertible Notes; Repayment of other Indebtedness], in each case after the Closing Date and prior to such date of determination.

“Debt Rating” shall mean the corporate / family credit rating assigned to the Borrower by Standard & Poor’s and the Issuer Rating assigned to the Borrower by Moody’s.

“Defaulting Bank” means any Bank that has (a) failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured and all interest accruing as a result of such failure has been fully paid in accordance with the terms hereof, (b) otherwise failed to pay over to the Administrative Agent or any other Bank any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured and all interest accruing as a result of such failure has been fully paid in accordance with the terms hereof, (c) notified the Borrower or the Administrative Agent in writing or has made any public statement to the effect that it does not intend to comply with any of its funding obligations under this Agreement, (d) failed, within one Business Day after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans or (e) has or has a parent company that has been deemed insolvent or become the subject of an Insolvency Proceeding.

“Disposition” shall mean with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Documentation Agents” shall mean, individually and collectively, Citizens Bank of Pennsylvania and U.S. Bank, National Association, and each of their successors and assigns, as Documentation Agents.

“Dollar, Dollars, U.S. Dollars” and the symbol $ shall mean lawful money of the United States of America.

“Domestic” shall mean with respect to a Loan Party or a Subsidiary, one which is organized under the laws of the United States of America, any state thereof or the District of Columbia other than a Loan Party or Subsidiary described in clause (ii) of the definition of “Foreign”.

“ECF Percentage” shall mean 50%; provided that, so long as no Vought Bridge Loans remain outstanding, the ECF Percentage shall be reduced to (i) 25% if the Total Leverage Ratio for the Test Period ending on the last day of the applicable fiscal year is greater than or equal to 2.0 : 1.0 but less than 3.0 : 1:0 and (ii) 0% if the Total Leverage Ratio for the Test Period ending on the last day of such fiscal year is less than 2.0 : 1.0.

“Environmental Complaint” shall mean any written complaint setting forth a cause of action for personal or property damage or natural resource damage or equitable relief, order, notice of violation, citation, request for information issued pursuant to any Environmental Laws by an Official Body, subpoena or other written notice asserting or threatening a claim relating to, arising out of, or issued pursuant to any of the Environmental Laws or any Environmental Conditions, as the case may be.

“Environmental Conditions” shall mean any conditions of the environment, including the workplace, the ocean, natural resources (including flora or fauna), soil, surface water, groundwater, any actual or potential drinking water supply sources, substrata or the ambient air, relating to or arising out of, or caused by the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, emptying, discharging, injecting, escaping, leaching, disposal, dumping, threatened release or other management or mismanagement of Regulated Substances resulting from the use of, or operations on, the Property.

“Environmental Laws” shall mean all federal, state, local and foreign Laws and regulations, including permits, licenses, authorizations, bonds, orders, judgments, consent decrees issued, or entered into, pursuant thereto, relating to pollution or protection of human health or the environment or employee safety in the workplace.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“ERISA Group” shall mean, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Eurodollar Base Rate” shall mean with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the greater of (a) 1.50% per annum and (b) (i) the rate of interest per annum, expressed on the basis of a year of 360 days, determined by the Administrative Agent, which is equal to the offered rate that appears on the page of the Reuters LIBOR01 screen (or any successor thereto as may be selected by the Administrative Agent) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or (ii) if the rates referenced in the preceding subsection (i) are not available, the rate per annum determined by the Administrative Agent as the rate of interest, expressed on a basis of 360 days at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by the Administrative Agent and with a term and amount comparable to such Interest Period and principal amount of such Eurodollar Loan as would be offered by the Administrative Agent’s London Branch to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period.

“Eurodollar Loans” shall mean Loans the rate of interest applicable to which is based upon the Eurodollar Base Rate.

“Eurodollar Tranche” shall mean the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default” shall mean any of the Events of Default described in Section 6.1.

“Excess Cash Flow” shall mean  for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization and charges resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, and (iv) the aggregate net amount of non cash loss on the Disposition of property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income (including credits resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133), (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with any Reinvestment Amount), (iii) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans during such fiscal year to the extent accompanying permanent optional reductions of the commitments under the Revolving Credit Agreement, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Loans) and, to the extent not reflected in Consolidated Net Income, any cash payments or contributions in respect of employee or retiree pension, medical or other benefit plans of the Borrower and its Subsidiaries made during such fiscal year, (v) increases in Consolidated Working Capital for such fiscal year, (vi) dividends and distributions made during such fiscal year in compliance with this Agreement pursuant to Section 5.2.5(iii), (iv) and (vii), and (vii) the aggregate net amount of non-cash gain on the Disposition of property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income; provided, for the avoidance of doubt, that Excess Cash Flow shall not include customer prepayments and other advance payments to the extent not yet earned in such fiscal period (it being understood that any such customer prepayments or advance payments shall be included in Excess Cash Flow in the fiscal period in which such payments are earned).

“Excess Cash Flow Application Date” shall have the meaning assigned to such term in Section 2.6.4.

“Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing,  effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing Vought Credit Agreement” shall mean that certain Credit Agreement, dated as of December 22, 2004, by and among Vought and the other parties thereto, as the same shall have been amended, amended and restated, supplemented or otherwise modified prior to the date hereof.

“Existing Vought Indenture” shall mean that certain Indenture, dated as of July 2, 2003, among Vought and the other parties thereto, as the same shall have been amended, amended and restated, supplemented or otherwise modified prior to the date hereof.

“Federal Funds Effective Rate” shall mean for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided, that (a), if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign” shall mean with respect to a Loan Party or a Subsidiary, (i) one which is organized under the laws of a jurisdiction other than the United States of America, any state thereof or the District of Columbia and (ii) any Subsidiary of a Loan Party or Subsidiary that is described in clause (i) of this definition that is organized under the laws of the United States of America, any state of, or the District of Columbia and is not treated as a corporation for United States federal tax purposes.

“Funded Debt” as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, including Indebtedness in respect of the Loans, the Revolving Credit Loans, the Swingline Loans and the Convertible Notes.

“Funding Office” shall mean the office of the Administrative Agent specified in Section 8.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Banks.

“GAAP” shall mean United States generally accepted accounting principles as are in effect in the United States from time to time, subject to the provisions of Section 1.3, and applied on a consistent basis both as to classification of items and amounts.

“Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement dated as of the Closing Date, in substantially the form of Exhibit 1.1(G).

“Guarantor” shall mean a guarantor under the Guarantee and Collateral Agreement and the other Loan Documents, provided that, for the avoidance of doubt, no Foreign Subsidiary shall be a Guarantor.

“Guaranty” of any Person shall mean any obligation of such Person guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any performance bond or other suretyship arrangement and any other form of assurance against loss.

“Historical Statements” shall have the meaning assigned to that term in Section 3.1.9(i).

“IDB’s” shall have the meaning assigned to such term in clause (xi) of the definition of “Permitted Liens”.

“IDB Guaranty” shall mean the Amended and Restated Guaranty and Suretyship Agreement, dated as of April 18, 2008, among the Borrower and Brown Brothers Harriman & Co., as amended from time to time; provided that the principal amount of indebtedness guaranteed thereunder shall not exceed, in the aggregate $11,300,000.

“IDB Mortgages” shall mean, individually and collectively, (i) the Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing, dated as of November 29, 2005, between The Triumph Group Operations, Inc. and Brown Brothers Harriman & Co., as amended from time to time, including pursuant to the Indiana Mortgage Amendment and (ii) the Open-End Mortgage and Security Agreement, dated as of April 16, 2008, between Triumph Controls, LLC and Brown Brothers Harriman & Co, as amended from time to time, including pursuant to the Pennsylvania Mortgage Amendment .

“Immaterial Subsidiary” shall mean (i) Triumph Group Charitable Foundation, (ii) while the Receivables Facility remains in place and so long as the SP Sub owns no assets other than trade accounts receivable, related rights, related lock-box bank accounts and proceeds thereof and sufficient other assets that, when added to the foregoing, enables it to satisfy the minimum tangible net worth test set forth in the Receivables Purchase Agreement and any such immaterial other assets that are necessary or appropriate for the SP Sub to maintain an arm’s-length relationship with the Borrower and the Guarantors, the SP Sub, and (iii) any Subsidiary (a) in which the aggregate Investment (without duplication) by the Loan Parties is less than $10,000,000 and (b) which represented less than 5% of Consolidated Adjusted EBITDA for the most recently ended four (4) fiscal quarters; provided, however, that all Immaterial Subsidiaries described in clause (iii) of this definition shall not represent, in the aggregate, (x) more than 5% of Consolidated Adjusted EBITDA or (y) more than 5% of consolidated total assets of the Borrower and its Subsidiaries.

“Incremental Amendment” has the meaning specified in Section 2.18.

“Incremental Availability” has the meaning specified in Section 2.18.

“Incremental Facility Closing Date” has the meaning specified in Section 2.18.

“Incremental Term Loans” has the meaning specified in Section 2.18.

“Indebtedness” shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of all of the following, without duplication:  (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (iv) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not more than 90 days overdue and not including the Payment Discount Arrangements), or (v) any Guaranty of Indebtedness for borrowed money.  Without limiting the generality of the foregoing, Indebtedness of the Borrower and its Subsidiaries, determined on a consolidated basis, shall include, without duplication and without limitation, the obligations of the Borrower and/or its Subsidiaries (including without limitation, the SP Sub) under the Transaction Documents (as defined in the Receivables Purchase Agreement); provided however that the provisions of this sentence shall not apply for purposes of calculation of the Senior Secured First Lien Leverage Ratio.

“Indiana Financing Agreement” shall mean the Financing Agreement, dated as of November 29, 2005, by and among The Triumph Group Operations, Inc., the City of Shelbyville, Indiana and Brown Brothers Harriman & Co., as amended from time to time.

“Indiana Mortgage Amendment” shall mean the Modification of Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing, dated as of June 16, 2010, between The Triumph Group Operations, Inc. and Brown Brothers Harriman & Co.

“Insolvency Proceeding” shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of such Person or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors or any substantial portion of its creditors; undertaken under any Law.

“Intellectual Property Collateral” shall mean all of the Intellectual Property, as defined in the Guarantee and Collateral Agreement.

“Intercompany Subordination Agreement” shall mean a Subordination Agreement among the Loan Parties in the form attached hereto as Exhibit 1.1(I)(1).

“Intercreditor Agreement” shall mean that Intercreditor Agreement among the Administrative Agent, PNC Bank, National Association and other parties thereto from time to time in substantially the form attached hereto as Exhibit 1.1(I)(2), as the same may be amended, modified, supplemented or restated from time to time.

“Interest Coverage Ratio” shall mean, with respect to any Test Period, the ratio of (i) Consolidated EBITDA for such Test Period to (ii) Consolidated Interest Expense for such period.

“Interest Payment Date” shall mean (a) as to any ABR Loan, the last Business Day of each March, June, September and December (or, if an Event of Default is in existence, the last day of each calendar month) to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period” shall mean, as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           the Borrower may not select an Interest Period that would extend beyond the Termination Date;

(iii)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)          the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by the Borrower or any Guarantor or any of their Subsidiaries in order to provide protection to, or minimize the impact upon, the Borrower, the Guarantors and/or their Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Investment” shall mean, with respect to any Subsidiary of the Borrower or any Joint Venture in which the Loan Parties or any of their Subsidiaries hold an interest, (i) all consideration (whether cash, property, assumption of liabilities or otherwise) paid or given by the Loan Parties or their Subsidiaries for the ownership interests or assets of such Subsidiary or Joint Venture, (ii) any cash or other property contributed by the Loan Parties or their Subsidiaries to the capital of such Subsidiary or Joint Venture, (iii)  any loans made by the Loan Parties or their Subsidiaries to such Subsidiary or Joint Venture, (iv) any Guaranty made by or on behalf of any Loan Party or any Subsidiary of any Loan Party for the benefit of such Subsidiary or Joint Venture, or (v) any other consideration paid to or provided for the benefit of such Subsidiary or Joint Venture by the Loan Parties or their Subsidiaries in the nature of an equity contribution or loan.

“Joint Venture” shall mean any entity in which the Loan Parties or their Subsidiaries, directly or indirectly, hold an ownership interest and the total of the ownership interests held by the Loan Parties and their wholly-owned Subsidiaries is less than 100%.

“Labor Contracts” shall mean all material employment agreements, material employment contracts, collective bargaining agreements and other material agreements among the Borrower or any Subsidiary of the Borrower and its employees.

“Law” shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree or award of any Official Body.

“Letters of Credit” shall mean “Letters of Credit” under and as defined in the Revolving Credit Agreement.

“Lien” shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

“LLC Interests” shall have the meaning given to such term in Section 3.1.3.

“Loan Documents” shall mean this Agreement, the Guarantee and Collateral Agreement, the Intercompany Subordination Agreement, the Mortgages, the Collateral Agency Agreement and the Intercreditor Agreement, each executed by the Borrower or the Guarantors or both, as applicable, and the other parties thereto, and any other instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, as the same may be supplemented or amended from time to time in accordance herewith or therewith, and “Loan Document” shall mean any of the Loan Documents.

“Loan Party” shall mean either the Borrower or any Guarantor and “Loan Parties” shall mean collectively the Borrower and the Guarantors.

“Loans” shall have the meaning assigned to such term in Section 2.1.

“Long-Term Issue Credit Rating” shall mean the long-term unenhanced rating assigned to the senior secured debt of the Borrower as determined from time to time by Moody’s and Standard & Poor’s.

“Material Adverse Change” shall mean any event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on (a) the business, operations, property or condition of the Borrower and its Subsidiaries taken as a whole, or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Banks hereunder or thereunder.

“Material Subsidiary” shall mean any Subsidiary of the Borrower other than an Immaterial Subsidiary.

“Maturity Date” shall mean June 16, 2016

“Mortgage” shall mean each mortgage in form and substance reasonably satisfactory to the Administrative Agent (modified as appropriate to conform with the specific requirements of the jurisdiction in which recorded) with respect to the Real Property Collateral executed and delivered by the relevant Loan Party to the Administrative Agent for the benefit of the Banks.

“Multiemployer Plan” shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five plan years, has made or had an obligation to make such contributions.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including the Borrower or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

“Net Cash Proceeds” shall mean (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Collateral Document or a Revolving Credit Collateral Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements reasonably expected to be utilized in respect of the taxable year in which such Asset Sale or Recovery Event occurs) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-Excluded Taxes” shall have the meaning assigned to such term in Section 2.14.1.

“Non-U.S. Bank” shall have the meaning assigned to such term in Section 2.14.4.

“Notes” shall mean the collective reference to any promissory note evidencing Loans.

“Obligation” shall mean the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Bank (or, in the case of any Hedge Liabilities or Other Bank Provided Financial Service Products, any affiliate of any Bank), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any agreement governing any Hedge Liabilities or any Other Bank Provided Financial Service Product, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Bank that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Official Body” shall mean any national, federal, state, local or other government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court or tribunal in each case whether foreign or domestic, with jurisdiction to act with the force of law with respect to pertinent matters.

“Other Bank Provided Financial Service Product” shall mean an Other Financial Service Product under which any Bank or Affiliate of a Bank provides the applicable service to any of the Loan Parties.

 “Other Financial Service Product” shall mean agreements or other arrangements under which any Person provides any of the following products or services to any of the Loan Parties: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) foreign currency exchange.

“Other Revolving Credit Lender Provided Financial Service Product” shall mean an Other Financial Service Product provided to a Loan Party by a lender (or an Affiliate of a lender) under the Revolving Credit Agreement, to the extent the obligations thereunder are secured jointly with the Revolving Credit Obligations.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document including any interest, additions to tax or penalties applicable thereto.

“Participant” shall have the meaning assigned to such term in Section 8.6(c).

“Participant Register” shall have the meaning assigned to such term in Section 8.6(d).

“Partnership Interests” shall have the meaning given to such term in Section 3.1.3.

“Payment Discount Arrangements” shall mean the arrangements among the Subsidiaries of the Borrower and Citibank, N.A. and the Borrower and General Electric Capital Corporation - Trade Payables Services Division as described on Schedule 5.2.7 [Payment Discount Arrangements] or similar arrangements, provided that in each case the receivables sold under such arrangements shall be sold without recourse to the Borrower or any of its Subsidiaries.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pennsylvania Financing Agreement” shall mean the Financing Agreement, dated as of April 18, 2008, by and among Triumph Controls, LLC, Montgomery County Industrial Development Authority and Brown Brothers Harriman & Co., as amended from time to time.

“Pennsylvania Mortgage Amendment” shall mean the Modification of Open-End Mortgage and Security Agreement, dated as of June 16, 2010, between Triumph Controls, LLC and Brown Brothers Harriman & Co, as amended from time to time.

 “Permitted Acquisition” shall have the meaning assigned to such term in Section 5.2.6.

“Permitted Investments” shall mean:

(i)                                     direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;

(ii)                                  commercial paper maturing in 180 days or less rated not lower than A-1, by Standard & Poor’s Corporation or P-1 by Moody’s Investors Service, Inc. on the date of acquisition;

(iii)                               demand deposits, time deposits, money market account deposits or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor’s Corporation on the date of acquisition;

(iv)                              investments in Cash Equivalents;

(v)                                 shares of money market mutual funds that (a) invest substantially all of their assets in the investments described in clauses (i) through (iv) above and/or (b) are otherwise rated at least AAA by Standard & Poor’s or at least Aaa by Moody’s;

(vi)                              investments made under the Cash Management Agreements;

(vii)                           Interest Rate Hedges, any Bank Provided Hedge or Revolving Bank Provided Hedge, in each case, otherwise permitted hereunder;

(viii)                        investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business; and

(ix)                                debt obligations received as consideration in connection with a sale of assets which is permitted hereunder.

“Permitted Liens” shall mean:

(i)                                     Liens for taxes, assessments, custom duties or similar charges, incurred in the ordinary course of business and which are not yet due and payable;

(ii)                                  Pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation, or to participate in any fund in connection with worker’s compensation, unemployment insurance, old-age pensions or other social security programs;

(iii)                               Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

(iv)                              Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(v)                                 Encumbrances consisting of zoning restrictions, easements or other restrictions on or with respect to the use of real property, none of which materially impairs the use of such property for the purposes intended by the Borrower and its Subsidiaries, and none of which is violated in any material respect by existing or proposed structures or land use;

(vi)                              Liens, security interests and mortgages in favor of the Administrative Agent for the benefit of the Banks securing the Obligations, including Hedge Liabilities and any Other Bank Provided Financial Service Product;

(vii)                           Liens on property leased by the Borrower or any Subsidiary of the Borrower under operating leases securing obligations of the Borrower or such Subsidiary to the lessor under such leases;

(viii)                        Any Lien existing on the date of this Agreement and described on Schedule 1.1(P); provided that the principal amount secured thereby is not hereafter increased, and no additional assets (other than proceeds and products of such assets and after acquired assets pursuant to customary after acquired property provisions) become subject to such Lien;

(ix)                                Purchase Money Security Interests and Liens on property leased by the Borrower or any Subsidiary of the Borrower under capital leases securing obligations of such Borrower or Subsidiary to the lessor under such leases, provided that the aggregate amount of loans and Capital Lease Obligations secured by such Purchase Money Security Interests and Liens on such leased property shall not exceed the amount permitted under Section 5.2.1(g) (excluding for the purpose of this computation any loans or deferred payments secured by Liens described on Schedule 1.1(P));

(x)                                   The following, (a) if the validity or amount thereof is being contested in good-faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (b) if a final judgment is entered and such judgment is discharged within sixty (60) days of entry, and in either case they do not materially impair the Collateral or, in the aggregate, materially impair the ability of the Loan Parties to perform their Obligations hereunder or under the other Loan Documents:

(1)                                  Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty, provided that the appropriate Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

(2)                                  Claims, Liens or encumbrances upon, and defects of title to, real or personal property other than the Collateral, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits; or

(3)                                  Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens.

(4)                                  Liens resulting from final judgments or orders for the payment of money that do not constitute an Event of Default pursuant to Section 6.1.6 [Final Judgments or Orders];

(xi)                                subject to Section 5.2.1, Liens on fixed assets securing tax-exempt, fixed-rate industrial development bonds (“IDB’s) or notes or similar financing;

(xii)                             Liens on accounts receivable sold pursuant to Payment Discount Arrangements;

(xiii)                          Liens on the Pool Assets granted by the SP Sub and the Liens granted by the Originators on the Receivables and the Related Rights in accordance with the Receivables Purchase and Sale Agreement, in each case in connection with the Receivables Facility;

(xiv)                         the Triumph Excluded LC Liens and the Vought Excluded LC Liens;

(xv)                            the Vought Financing Liens;

(xvi)                         Permitted Refinancing Liens;

(xvii)                      Liens on assets to the extent that (a) the Banks do not have a Lien on such assets pursuant to the Loan Documents (and the Loan Documents do not purport to grant a Lien on such assets) or in the case of Liens on Collateral, such Liens are involuntary Liens arising by operation of law that are bonded or discharged within 45 days after entry thereof and (b) the aggregate amount of Indebtedness secured by such Liens does not exceed $25,000,000; and

(xviii)                   Liens securing obligations described under clauses (e) and (m) of Section 5.2.1(i); provided that such Liens securing obligations described in such clause (m) shall be solely on assets owned by non-Loan Parties.

 “Permitted Refinancing Debt” shall mean Indebtedness that refunds, refinances, renews, replaces or extends Indebtedness (such refunded, refinanced, renewed, replaced or extended Indebtedness referred to in this definition as “Refinanced Debt”) permitted to be incurred pursuant to the terms of Section 5.2.1 [Indebtedness] (other than, for the avoidance of doubt, the 8% Senior Notes due 2011 of Vought described on Schedule 5.2.1 hereto) whether involving the same or any other lender or creditor or group of lenders or creditors, but only to the extent that (i) such Indebtedness is scheduled to mature either (a) no earlier than the Refinanced Debt or (b) at least 91 days after the Termination Date, and, in either case, such Indebtedness has a weighted average life to maturity equal to or greater than the weighted average life to maturity of the Refinanced Debt; (ii) such Indebtedness is in an aggregate principal amount that is less than or equal to the amount of the then currently outstanding Refinanced Debt (plus any unpaid, accrued interest, fees or premia in connection with such Refinanced Debt and any reasonable costs associated with such refinancing); (iii) such Indebtedness is not secured by Liens on any assets other than such assets that secured the Refinanced Debt and provided that such Liens are permitted by this Agreement; (iv) if the Refinanced Debt is subordinated to the Obligations, such Indebtedness shall be subordinated to the Obligations on terms not less favorable to the Banks; and (v) no obligor shall be liable with respect to such Indebtedness other than an obligor that was liable in respect of such Refinanced Debt; and (vi) no Event of Default exists at the time of such refinancing or results after giving effect to such refinancing.

“Permitted Refinancing Liens” shall mean Liens on assets of the Borrower or any Subsidiary of the Borrower securing Permitted Refinancing Debt; provided that such Liens were otherwise permitted by this Agreement with respect to the Indebtedness which was refunded, refinanced or extended and that no other assets (other than proceeds and products thereof and after acquired assets pursuant to customary after acquired property provisions) are subject to such Liens.

“Person” shall mean any individual, natural person, corporation, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

“Plan” shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

“Pledged Collateral” shall mean all Pledged Notes and Pledged Stock, in each case as such terms are defined in the Guarantee and Collateral Agreement.

“Pool Assets” has the meaning given to such term in the Receivables Purchase Agreement.

“Potential Default” shall mean any event or condition which with notice, the passage of time or both, would constitute an Event of Default.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its base rate in effect at its principal office in New York City (the Base Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors).  Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change

 “Prior Security Interest” shall mean a valid and enforceable perfected first-priority security interest in the Collateral; provided that (i) the Revolving Credit Obligations (and any Permitted Refinancing Debt in respect thereof), the obligations under the B&R Promissory Note and the Specified IDB Obligations shall be permitted to be secured by the Collateral on a pari passu basis with such security interest in the Collateral securing the Obligations and (ii) Liens which both (a) are Permitted Liens and (b) have priority over the Liens granted to the Administrative Agent pursuant to the Loan Documents by operation of Law shall be permitted on the Collateral.

“Pro Forma Balance Sheet” shall have the meaning assigned to such term in Section 4.1.19.

“Prohibited Transaction” shall mean any prohibited transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA which is not covered by a statutory exemption and for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

“Property” shall mean all real property, both owned and leased, of any Loan Party.

“PTC Filings” shall mean the short form security agreements for U.S. Intellectual Property registrations and applications.

“Purchase Money Security Interest” shall mean Liens upon tangible personal property securing loans to the Borrower or any Subsidiary or deferred payments by the Borrower or such Subsidiary for the purchase of such tangible personal property.

“Real Property” shall mean the real estate owned by the respective Loan Parties and located in the respective locations identified on Schedule 3.1.8 hereto and any real estate acquired by any Loan Party after the Closing Date.

“Real Property Collateral” shall mean the Real Property of the Loan Parties identified on Schedule 1.1(M) in which Liens are to be granted under the Mortgages and such other Real Property as is required to be mortgaged pursuant to Section 5.1.15 hereof.

“Receivables Facility” means (a) the receivables financing facility structured by PNC Capital Markets LLC and administered by PNC Bank, National Association dated on or about August 7, 2008, evidenced by the Receivables Purchase Agreement and the other Transaction Documents (as defined in the Receivables Purchase Agreement) whereby the Borrower and certain of its Subsidiaries (collectively, with the Borrower, the “Originators”) from time to time shall sell, transfer, convey, assign or contribute the Receivables (as defined in the Receivables Purchase Agreement) and the Related Rights (as defined in the Receivables Purchase and Sale Agreement) to the SP Sub, which, in turn, shall sell undivided variable percentage interests in the Purchased Interests (as defined in the Receivables Purchase Agreement) to the Purchasers (as defined in the Receivables Purchase Agreement); provided that the receivables of Vought and its Subsidiaries other than Contour Aerospace Corporation shall be excluded from such receivables financing facility unless the Required Banks agree in writing to include such receivables in such receivables financing facility and (b) to the extent the existing Receivables Facility is terminated, any other similar replacement facility entered into on market terms (as determined in the reasonable good faith judgment of the Administrative Agent), subject to the proviso in clause (a) above, and so long as such terms are not materially adverse to the Banks compared with the terms of the facility described in clause (a) above (as determined in the reasonable good faith judgment of the Administrative Agent).

“Receivables Performance Guaranty” means (a) the Performance Guaranty executed by the Borrower on or about August 7, 2008, as a performance guarantor, in favor of PNC Bank, National Association, as the Administrator under the Receivables Facility, as the same may be amended, supplemented, restated or otherwise modified from time to time and (b) to the extent the existing Receivables Facility is terminated, any other similar guaranty relationship entered into on market terms (as determined in the reasonable good faith judgment of the Administrative Agent), so long as such terms are not materially adverse to the Banks compared with the terms of the agreement described in clause (a)above (as determined in the reasonable good faith judgment of the Administrative Agent).

“Receivables Purchase Agreement” means (a) that certain Receivables Purchase Agreement, dated on or about August 7, 2008, among the SP Sub, the Borrower, as the Servicer thereunder, PNC Bank, National Association, as the Administrator thereunder, and the Purchasers, as the same may be amended, supplemented, restated or otherwise modified from time to time and (b) to the extent the existing Receivables Facility is terminated, any other similar agreement entered into on market terms (as determined in the reasonable good faith judgment of the Administrative Agent), so long as such terms are not materially adverse to the Banks compared with the terms of the agreement described in clause (a) above (as determined in the reasonable good faith judgment of the Administrative Agent).

“Receivables Purchase and Sale Agreement” means (a) that certain Purchase and Sale Agreement, dated on or about August 7, 2008, amount the SP Sub, the Originators and the Borrower, as the initial Servicer thereunder, as the same may be amended, supplemented, restated or otherwise modified from time to time and (b) to the extent the existing Receivables Facility is terminated, any other similar agreement entered into on market terms (as determined in the reasonable good faith judgment of the Administrative Agent), so long as such terms are not materially adverse to the Banks compared with the terms of the agreement described in clause (a) above.

“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries that yields gross proceeds to the Borrower and its Subsidiaries in excess of $3,000,000.

“Refinanced Debt” shall have the meaning assigned to such term in the definition of Permitted Refinancing Debt.

“Register” shall have the meaning assigned to such term in Section 8.6(b).

“Regulated Substances” shall mean any substance, including any solid, liquid, semisolid, gaseous, thermal, thoriated or radioactive material, refuse, garbage, wastes, chemicals, petroleum products, by-products, coproducts, impurities, dust, scrap, heavy metals, any substance defined as a “hazardous substance,” “pollutant,” “pollution,” “contaminant,” “hazardous or toxic substance,” “extremely hazardous substance,” “toxic chemical,” “toxic waste,” “hazardous waste,” “industrial waste,” “residual waste,” “solid waste,” “municipal waste,” “mixed waste,” “infectious waste,” “chemotherapeutic waste,” “medical waste,” “regulated substance” or any related materials, substances or wastes as now or hereafter defined pursuant to any Environmental Laws, ordinances, rules, regulations or other directives of any Official Body, the generation, manufacture, extraction, processing, distribution, treatment, storage, disposal, transport, recycling, reclamation, use, reuse, spilling, leaking, dumping, injection, pumping, leaching, emptying, discharge, escape, release or other management or mismanagement of which is regulated by the Environmental Laws.

“Regulation S-X” shall mean Regulation S-X of the Securities Act of 1933, as amended.

“Regulation U” shall mean Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

“Reinvestment Amount” shall have the meaning assigned to such term in the definition of “Reinvestment Notice.”

“Reinvestment Event” shall mean any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” shall mean a written notice executed by an Authorized Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion (such amount, the “Reinvestment Amount”) of the Net Cash Proceeds of an Asset Sale or Recovery Event  to consummate a Specified Permitted Acquisition or to acquire or repair assets used or useful in the business of the Borrower and/or its Subsidiaries.

“Reinvestment Prepayment Amount” shall mean with respect to any Reinvestment Event, the Reinvestment Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to consummate a Specified Permitted Acquisition or to acquire or repair assets used or useful in the business of the Borrower and/or its Subsidiaries.

“Reinvestment Prepayment Date” shall mean with respect to any Reinvestment Event, the date occurring twelve months after such Reinvestment Event, or such earlier date as the Borrower shall determine not to reinvest, in accordance with the terms hereof, the Net Cash Proceeds of such Reinvestment Event with respect to which a Reinvestment Notice has been delivered previously.

“Reportable Event” means a reportable event described in Section 4043 of ERISA and regulations thereunder with respect to a Plan or Multiemployer Plan.

“Required Banks” shall mean, at any time, the holders (other than Defaulting Banks or any Carlyle Affiliated Bank) of more than 50% of (a) until the Closing Date, the Commitments then in effect (other than the Commitments of Defaulting Banks or any Carlyle Affiliated Bank) and (b) thereafter, the aggregate unpaid principal amount of the Loans then outstanding (other than Loans held by Defaulting Banks or any Carlyle Affiliated Bank).

“Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Official Body, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Revolving Bank Provided Hedge” shall mean an Interest Rate Hedge or other hedging transaction which is provided by any lender under the Revolving Credit Agreement (or any Affiliate thereof) to the extent that the obligations of the Loan Parties thereunder are secured jointly with the Revolving Loans and provided that each such Interest Rate Hedge or other hedging transaction meets the following requirements: such Interest Rate Hedge or other hedging transaction (i) is documented in a standard International Swap Dealer Association agreement, (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (iii) is entered into for hedging (rather than speculative) purposes.

 “Revolving Credit Agreement” shall mean that certain Credit Agreement, dated as of May 10, 2010, by and among the Borrower, certain Subsidiaries of the Borrower party thereto, the banks party thereto, PNC Bank, National Association, as administrative agent, and the other agents party thereto, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time as permitted pursuant to the terms hereof; provided, that the Revolving Credit Agreement shall, in any case, meet the Vought Financing Parameters.

“Revolving Credit Bank” shall mean a “Bank” under and as defined in the Revolving Credit Agreement.

“Revolving Credit Collateral Document” shall mean a “Collateral Document” under and as defined in the Revolving Credit Agreement.

“Revolving Credit Obligations” shall mean the “Obligations” as defined in the Revolving Credit Agreement; provided that the Revolving Credit Obligations shall, in any case, meet the Vought Financing Parameters.

“Revolving Loans” shall mean the “Revolving Credit Loans” as defined in the Revolving Credit Agreement.

“Sellers” shall mean the holders of the Capital Stock of Vought immediately prior to giving effect to the Acquisition.

“Senior Leverage Ratio” shall mean, with respect to any Test Period, the ratio of Consolidated Senior Net Indebtedness as of the last day of such Test Period to Consolidated Adjusted EBITDA for such Test Period.

“Senior Secured First Lien Leverage Ratio” shall mean, with respect to any Test Period, the ratio of (x) Consolidated Senior Net Indebtedness (other than Indebtedness in respect of the Receivables Facility) minus Indebtedness not secured by a first priority Lien on any assets of the Borrower or any of its Subsidiaries, all as of the last day of the Test Period, to (y) Consolidated Adjusted EBITDA for such Test Period.

“Shares” shall have the meaning assigned to that term in Section 3.1.2.

“Specified IDB Obligations” shall mean the Indebtedness and related obligations of The Triumph Group Operations, Inc., Triumph Controls, LLC and the other Loan Parties arising pursuant to the Indiana Financing Agreement, the Pennsylvania Financing Agreement and the IDB Guaranty, respectively; provided, that in no event shall the aggregate principal amount of the Specified IDB Obligations exceed $11,300,000.

“Specified Permitted Acquisition” shall mean a Permitted Acquisition; provided that to the extent such Permitted Acquisition is consummated using Net Cash Proceeds from any Asset Sale or Recovery Event in respect of assets owned by the Borrower or any Domestic Subsidiary, such Permitted Acquisition (to the extent an acquisition of Capital Stock) must consist of an acquisition of Capital Stock of a Person that, following such acquisition, shall be a Loan Party hereunder and shall comply with the provisions of Section 5.1.15.

“SP Sub” means Triumph Receivables, LLC, a wholly owned, bankruptcy remote Subsidiary of the Borrower.

“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary which are reasonable and customary in an accounts receivable securitization transaction as determined in good faith by the Borrower, including Guaranties by the Borrower or any Subsidiary of any of the foregoing obligations of the Borrower or a Subsidiary.

“Subordinated Indebtedness” shall mean (i) Indebtedness of the Borrower under the Convertible Debt Documents (provided that such Indebtedness shall at all times be subordinated pursuant to the subordination provisions contained therein), (ii) subordinated Indebtedness incurred under Section 5.2.1(ii)(b) and (iii) any other subordinated Indebtedness of the Loan Parties provided that such Indebtedness is subordinated to the Indebtedness under the Loan Documents on typical market terms for similar subordinated Indebtedness (including maturity dates which extend beyond 365 days after the Termination Date, and other appropriate provisions), reasonably acceptable to, and approved in writing by, the Administrative Agent.

“Subsidiary” of any Person at any time shall mean (i) any corporation or trust of which 50% or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, or (ii) any partnership of which such Person is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, (iii) any limited liability company of which such Person is a managing member or of which 50% or more of the limited liability company interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, or (iv) any corporation, trust, partnership, limited liability company or other entity which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries.

“Subsidiary Shares” shall have the meaning assigned to that term in Section 3.1.3.

 “Swingline Loans” shall mean “Swing Loans” under and as defined in the Revolving Credit Agreement.

“Syndication Agent” shall mean PNC Bank, National Association, and its successors and assigns, as Syndication Agent.

“Termination Date” shall mean the earliest to occur of (i) the Maturity Date or (ii) the acceleration of the Loans and the termination of the Commitments in accordance with the terms hereof.

“Test Period” in effect at any time shall mean the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 5.3.1 or 5.3.2; provided that, prior to the first date that financial statements have been or are required to be delivered pursuant to Section 5.3.1 or 5.3.2, the Test Period in effect shall be the period of four consecutive fiscal quarters ended March 31, 2010.  A Test Period may be designated by reference to the last day thereof (i.e., the “March 31, 2010 Test Period” refers to the period of four consecutive fiscal quarters of the Borrower ended March 31, 2010), and a Test Period shall be deemed to end on the last day thereof.

“Total Leverage Ratio” shall mean, for any date of determination, the ratio of Consolidated Total Net Indebtedness as of such date to Consolidated Adjusted EBITDA for the four fiscal quarters then ended.

 “Transferee” shall mean any Assignee or Participant.

“Triumph Excluded LCs” shall mean the letters of credit identified on Schedule 1.1(E) issued for the account of the Borrower and its Subsidiaries and outstanding on the Closing Date which will not be “Letters of Credit” deemed issued under the Revolving Credit Agreement.

“Triumph Excluded LC Liens” shall mean cash collateral in an amount not exceeding 105% of the aggregate face amount of the Triumph Excluded LCs deposited with the issuer of such Triumph Excluded LCs solely to secure repayment of the reimbursement obligations under the Triumph Excluded LCs.

“Type” shall mean, as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“UCC Collateral” shall mean the property of the Loan Parties in which security interests are to be granted under the Guarantee and Collateral Agreement.

“United States” shall mean the United States of America.

“U.S.-Owned DRE” shall mean any entity that (A) is organized under the laws of the United States, any State thereof or the District of Columbia; (B) is not treated as a corporation for U.S. federal tax purposes; (C) is directly owned by a Loan Party; and (D) owns stock or interests in a Foreign Subsidiary.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Vought” shall mean Vought Aircraft Industries, Inc., a Delaware corporation.

“Vought Acquisition Debt” shall mean the 2010 Bonds, the Vought Bridge Loans or any of them; provided the aggregate principal amount thereof does not exceed $400,000,000, plus or minus, as the case may be, the amount by which the aggregate initial principal amount of the Loans incurred hereunder is less than or greater than, respectively, $300,000,000; provided further, that each of the 2010 Bonds and the Vought Bridge Loans shall, in any case, meet the Vought Financing Parameters.

“Vought Bridge Loans” shall mean bridge loans to be used by the Borrower to finance a portion of the Acquisition and any other Indebtedness which the Vought Bridge Loans are, by their terms, exchanged for or converted into.

“Vought Excluded LCs” shall mean the letters of credit identified on Schedule 1.1(E) issued for the account of Vought and its Subsidiaries and outstanding on the date of the Acquisition which are not issued or deemed issued under the Revolving Credit Agreement.

“Vought  Excluded LC Liens” shall mean cash collateral in an amount not exceeding 105% of the aggregate face amount of the Vought Excluded LCs deposited with the issuer of such Vought Excluded LCs solely to secure repayment of the reimbursement obligations under the Vought Excluded LCs.

“Vought Financing” shall mean, the (i) the Revolving Credit Loans which shall meet each of the conditions set forth in the definition of Vought Financing Parameters with respect to Revolving Credit Loans and (ii) the Vought Acquisition Debt, which shall meet each of the conditions set forth in the definition of Vought Financing Parameters with respect to the Vought Acquisition Debt.

“Vought Financing Liens” shall mean (a) a security interest in the Collateral in favor of the collateral agent or the administrative agent, as applicable, under the Revolving Credit Agreement, provided that such security interest is subject to the Intercreditor Agreement and secures solely the payment and performance of the Revolving Credit Obligations and the Specified IDB Obligations and (b) Liens securing the Vought Acquisition Debt that are junior in priority to those securing the Obligations pursuant to intercreditor arrangements satisfactory to the Administrative Agent.

“Vought Financing Parameters” shall mean the following terms and conditions, except to the extent that any such term or condition is expressly waived or amended in writing by the Required Banks:

(A) with respect to the Revolving Credit Loans, such loans shall and shall continue to (i) have a maximum aggregate principal amount of $550,000,000,  (ii) rank no higher than pari passu with the Obligations, (iii) not be secured by Liens on any asset which (a) does not constitute Collateral for the Obligations under the Loan Documents or (b) is not subject to the Intercreditor Agreement and (iv) not be guaranteed by or be in favor of a borrower or other obligor thereunder (other than any Foreign Subsidiary that is a borrower thereunder or a Foreign Subsidiary that is a guarantor of the obligations of a Foreign Subsidiary that is a borrower thereunder) unless such Person is also a Borrower, Guarantor or obligor of the Obligations.

(B) with respect to the Vought Acquisition Debt, such Indebtedness shall and shall continue to (i) have a maximum aggregate principal amount of $400,000,000; provided that any such amount may be increased or decreased by the amount by which the aggregate initial principal amount of the Loans hereunder are decreased or increased below or in excess of, as the case may be, of $300,000,000, (ii) be unsecured or secured by Liens junior in priority to those securing the Obligations pursuant to intercreditor arrangements reasonably satisfactory to the Administrative Agent, (iii) not be guaranteed by or be in favor of a borrower or other obligor thereunder unless such Person is also a Borrower, Guarantor or obligor of the Obligations, and (iv) either (a) have a maturity date not earlier than one year after the Termination Date hereunder (as such Termination Date exists on the date hereof) or (b) upon its maturity date, be, by its terms, convertible into or exchangeable for Indebtedness that has such a maturity date.

 “Vought Purchase Parameters” shall mean that the aggregate of (a) all indebtedness for borrowed money assumed by the Loan Parties in connection with the Acquisition, (b) all indebtedness of Vought and its subsidiaries satisfied in connection with the Acquisition and (c) all cash consideration paid by the Borrower to the shareholders of Vought in connection with the Acquisition, shall not exceed $1,150,000,000.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability” shall have the meaning assigned to such term under Part I of Subtitle E of Title IV of ERISA.

“2009 Bonds” shall mean the Borrower’s 8% Senior Subordinated Notes due 2017.

“2009 Credit Agreement” shall mean that Amended and Restated Credit Agreement dated as of August 14, 2009, as amended among the Borrower, certain subsidiaries of the Borrower, the lenders from time to time party thereto and PNC Bank, National Association, as administrative agent.

“2010 Bonds” shall mean notes issued by the Borrower to finance a portion of the Acquisition or to refinance the Vought Bridge Loans; provided the aggregate principal amount thereof does not exceed $400,000,000, plus or minus, as the case may be, the amount by which the aggregate initial principal amount of the Loans incurred hereunder is less than or greater than, respectively, $300,000,000; provided, further, that the 2010 Bonds shall, in any case, meet the Vought Financing Parameters.

1.2                                 Construction.

Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents:

1.2.1                        Number; Inclusion.

references to the plural include the singular, the plural, the part and the whole; “or” has the inclusive meaning represented by the phrase “and/or,” and “including” has the meaning represented by the phrase “including without limitation”;

1.2.2                        Determination.

references to “determination” of or by the Administrative Agent or the Banks shall be deemed to include good-faith estimates by the Administrative Agent or the Banks (in the case of quantitative determinations) and good-faith beliefs by the Administrative Agent or the Banks (in the case of qualitative determinations) and such determination shall be conclusive absent manifest error;

1.2.3                        Administrative Agent’s Discretion and Consent.

whenever the Administrative Agent or the Banks are granted the right herein to act in its or their sole discretion or to grant or withhold consent such right shall be exercised in good-faith;

1.2.4                        Documents Taken as a Whole.

the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document;

1.2.5                        Headings.

the section and other headings contained in this Agreement or such other Loan Document and the Table of Contents (if any), preceding this Agreement or such other Loan Document are for reference purposes only and shall not control or affect the construction of this Agreement or such other Loan Document or the interpretation thereof in any respect;

1.2.6                        Implied References to this Agreement.

article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified;

1.2.7                        Persons.

reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement or other Loan Document, as the case may be, and reference to a Person in a particular capacity excludes such Person in any other capacity;

1.2.8                        Modifications to Documents.

reference to any agreement (including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated;

1.2.9                        From, To and Through.

relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; and

1.2.10                  Shall; Will.

references to “shall” and “will” are intended to have the same meaning.

1.3                                 Accounting Principles.

Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP as in effect on the Closing Date, to the extent applicable, except as otherwise expressly provided in this Agreement. If there are any changes in GAAP after the Closing Date that would affect the computation of the Total Leverage Ratio, Senior Leverage Ratio, Senior Secured First Lien Leverage Ratio or Interest Coverage Ratio, such changes shall only be followed, with respect to such financial covenants, from and after the date this Agreement shall have been amended to take into account any such changes.

ARTICLE 2.

AMOUNT AND TERMS OF COMMITMENTS

2.1                                 Term Commitments.

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Bank severally agrees to make a term loan (each a “Loan” and, collectively, the “Loans”) in Dollars to the Borrower on the Closing Date in an amount not to exceed the amount of such Bank’s Commitment.  The Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.2 and 2.7.  Amounts repaid or prepaid in respect of Loans may not be reborrowed.

2.2                                 Procedure for Borrowing.

The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Banks make the Loans on the Closing Date and specifying the amount to be borrowed.  The Loans made on the Closing Date shall initially be ABR Loans and, unless otherwise agreed by the Administrative Agent in its sole discretion, no Loan may be converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date that is 60 days after the Closing Date.  Upon receipt of such notice the Administrative Agent shall promptly notify each Bank thereof.  Not later than 12:00 Noon, New York City time, on the Closing Date each Bank shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Loan or Loans to be made by such Bank.  The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Banks in immediately available funds.

2.3                     Fees.  The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in the Administrative Agent’s Fee Letter and to perform any other obligations required to be performed by it contained therein.

2.4                                 Repayment of Loans.  The Borrower shall repay to the Banks the aggregate principal amount of all Loans outstanding on the following dates in the respective amounts set forth opposite such dates:

Date	Amount
October 1, 2010	$875,000
January 1, 2011	$875,000
April 1, 2011	$875,000
July 1, 2011	$875,000
October 1, 2011	$875,000
January 1, 2012	$875,000
April 1, 2012	$875,000
July 1, 2012	$875,000
October 1, 2012	$875,000
January 1, 2013	$875,000
April 1, 2013	$875,000
July 1, 2013	$875,000
October 1, 2013	$875,000
January 1, 2014	$875,000
April 1, 2014	$875,000
July 1, 2014	$875,000
October 1, 2014	$875,000
January 1, 2015	$875,000
April 1, 2015	$875,000
July 1, 2015	$875,000
October 1, 2015	$875,000
January 1, 2016	$875,000
April 1, 2016	$875,000
Maturity Date	$329,875,000

provided, however, that the final principal repayment installment of the Loans shall be repaid on the Termination Date and in any event shall be in an amount equal to the aggregate principal amount of all Loans outstanding on such date.

2.5                                 Optional Prepayments.

The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.15.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Bank thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.  Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.  Optional prepayments of the Loans made in accordance with this Section 2.5 shall be applied to reduce the then remaining installments of the Loans pursuant to Section 2.4 as directed by the Borrower.

2.6                                 Mandatory Prepayments.

2.6.1                        If any Capital Stock shall be issued by the Borrower or any of its Subsidiaries (other than any Capital Stock issued to the Seller or to management of the Borrower), an amount equal to the Applicable Percentage of the Net Cash Proceeds thereof shall be applied on the date of such issuance, first, toward the prepayment of the Vought Bridge Loans, if any, and, second, toward the prepayment of the Loans as set forth in Section 2.6.5.

2.6.2                        If any Indebtedness shall be incurred by the Borrower or any of its Subsidiaries (excluding any Indebtedness incurred in accordance with Section 5.2.1), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence, first, (solely in the case of any Net Cash Proceeds of any senior unsecured Indebtedness) toward the prepayment of the Vought Bridge Loans, if any, and, second, toward the prepayment of the Loans as set forth in Section 2.6.5.

2.6.3                        If the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, such Net Cash Proceeds, less (if a Reinvestment Notice shall have been delivered in respect thereof) any applicable Reinvestment Amount shall be applied not later than the fifth Business Day following receipt thereof toward the prepayment of the Loans as set forth in Section 2.6.5; provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Loans as set forth in Section 2.6.5.

2.6.4                        If, for any fiscal year of the Borrower commencing with the fiscal year ending March 31, 2012, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply the ECF Percentage of such Excess Cash Flow toward the prepayment of the Loans as set forth in Section 2.6.5; provided, that any optional prepayments of the Loans made in accordance with Section 2.5 during such fiscal year shall reduce the prepayment obligations under this Section 2.6.4 for such fiscal year on a dollar-for-dollar basis.  Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 5.3.2, for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Banks and (ii) the date such financial statements are actually delivered.

2.6.5                        Any prepayment made pursuant to this Section 2.6 shall be applied, first, to reduce the scheduled installments on the Loans pursuant to Section 2.4 occurring in the 12 months following such prepayment in direct order of maturity and, second, ratably to the remaining installments of the Loans.  Each prepayment of the Loans under Section 2.6 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

2.7                                 Conversion and Continuation Options.

2.7.1                        The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Banks have determined in its or their sole discretion not to permit such conversions.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Bank thereof.

2.7.2                        Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Banks have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Bank thereof.

2.8                                 Limitations on Tranches.  Notwithstanding anything to the contrary in this Agreement, (a) all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (x) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof (unless all Loans are Eurodollar Loans) and (y) no more than five Eurodollar Tranches shall be outstanding at any one time and (b) all borrowings, conversions and continuations of ABR Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of each ABR Loan shall be equal to $1,000,000 or a whole multiple thereof (or if the then remaining ABR Loans are less than $1,000,000, such lesser amount).

2.9                                 Interest Rates and Payment Dates.

2.9.1                        Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Base Rate determined for such Interest Period plus the Applicable Margin.

2.9.2                        Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

2.9.3                        (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans (whether or not overdue) shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% and (ii) if all or a portion of any interest payable on any Loan or any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

2.9.4                        Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to Section 2.9.3 shall be payable from time to time on demand.

2.10               Computation of Interest and Fees.

2.10.1                  Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Banks of each determination of a Eurodollar Base Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Banks of the effective date and the amount of each such change in interest rate.

2.10.2                  Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Banks in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.9.1.

2.11                           Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a)          the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Base Rate for such Interest Period, or

(b)         the Administrative Agent shall have received notice from the Required Banks that the Eurodollar Base Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Banks (as conclusively certified by such Banks) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Banks as soon as practicable thereafter.  If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

2.12                           Pro Rata Treatment and Payments.

2.12.1                  Each borrowing by the Borrower from the Banks hereunder and any reduction of the Commitments of the Banks shall be made pro rata according to the respective Aggregate Exposure Percentages of the relevant Banks.

2.12.2                  Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Banks.  Amounts prepaid on account of the Loans may not be reborrowed.

2.12.3                  All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Banks, at the Funding Office, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to each relevant Bank promptly upon receipt in like funds as received, net of any amounts owing by such Bank pursuant to Section 7.7.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

2.12.4                  Unless the Administrative Agent shall have been notified in writing by any Bank prior to a borrowing that such Bank will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Bank is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Bank shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Bank makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Bank with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Bank’s share of such borrowing is not made available to the Administrative Agent by such Bank within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrower.

2.12.5                  Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Banks their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Bank to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Bank against the Borrower.

2.12.6                  If any Bank shall fail to make any payment required to be made by it pursuant to Section 2.12.4, 2.12.5 or 7.7, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision of this Agreement), apply any amounts thereafter received by the Administrative Agent, for the account of such Bank to satisfy such Bank’s obligations under such Sections until all such unsatisfied obligations are fully paid.

2.13               Requirements of Law.

2.13.1                  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Bank with any request or directive (whether or not having the force of law) from any central bank or other Official Body made subsequent to the date hereof:

(a)  shall subject any Bank to any tax of any kind whatsoever on its capital reserves (or similar) with respect to this Agreement or any Loan or Commitment made by such Bank (except for Non-Excluded Taxes or Other Taxes covered by Section 2.14, changes in the rate of tax on the overall net income of such Bank, taxes that are explicitly excluded from the definition of Non-Excluded Taxes pursuant to Section 2.14.4, Non-Excluded Taxes that are attributable to such Bank’s failure to comply with the requirements of Section 2.14.4 or 2.14.5 or Non-Excluded Taxes that are United States withholding taxes imposed on amounts payable to such Bank at the time such Bank becomes a party to this Agreement, except to the extent that such Bank’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to Section 2.14.4);

(b)  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Bank that is not otherwise included in the determination of the Eurodollar Base Rate; or

(c)  shall impose on such Bank any other condition;

and the result of any of the foregoing is to increase the cost to such Bank, by an amount that such Bank deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Bank, upon its demand, any additional amounts necessary to compensate such Bank for such increased cost or reduced amount receivable.  If any Bank becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

2.13.2                  If any Bank shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Bank or any corporation controlling such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from any Official Body made subsequent to the date hereof shall have the effect of reducing the rate of return on such Bank’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Bank or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Bank’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, after submission by such Bank to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank or such corporation for such reduction.

2.13.3                  A certificate as to any additional amounts payable pursuant to this Section submitted by any Bank to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Bank pursuant to this Section for any amounts incurred more than nine months prior to the date that such Bank notifies the Borrower of such Bank’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect.  The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.14                           Taxes.

2.14.1                  All payments made by or on behalf of any Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Official Body, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Bank as a result of a present or former connection between the Administrative Agent or such Bank and the jurisdiction of the Official Body imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Bank having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Bank as determined in good faith by the applicable withholding agent, (i) such amount shall be paid to the relevant Official Body in accordance with applicable law, and (ii) the amounts so payable by the applicable Loan Party to the Administrative Agent or such Bank shall be increased to the extent necessary to yield to the Administrative Agent or such Bank (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement as if such withholding or deduction had not been made, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Bank with respect to any Non-Excluded Taxes (i) that are attributable to such Bank’s failure to comply with the requirements of Section 2.14.4 or 2.14.5 or (ii) that are United States withholding taxes imposed on amounts payable to such Bank at the time such Bank becomes a party to this Agreement, except to the extent that such Bank’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

2.14.2                  In addition, the Borrower shall pay any Other Taxes to the relevant Official Body in accordance with applicable law.

2.14.3                  Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Bank, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.  If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Banks for such amounts and any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Bank as a result of any such failure.

2.14.4                  Each Bank (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Internal Revenue Code (a “Non-U.S. Bank”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Bank from which the related participation shall have been purchased) two copies of U.S. Internal Revenue Service (“IRS”) Form W-8BEN, Form W-8ECI or Form W-8IMY (together with any applicable underlying IRS forms), or, in the case of a Non-U.S. Bank claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit 1.1(E) and the applicable IRS Form W-8, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Bank claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non-U.S. Bank on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Borrower or the Administrative Agent.  In addition, each Non-U.S. Bank shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Bank.  Each Non-U.S. Bank shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph, a Non-U.S. Bank shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Bank is not legally able to deliver; provided, however to the extent that such Non-U.S. Bank’s inability to deliver any such form is not attributable to (i) a Change in Law occurring after the date that the Non-U.S. Bank becomes a party to this Agreement, (ii) an event caused by or under the control of the Borrower, or (iii) any action taken by the Bank pursuant to Section 2.16, and such inability to deliver such form results in the imposition of United States withholding tax upon such Non-U.S. Bank, such Non-U.S. Bank shall not be entitled to any additional amounts pursuant to Section 2.14.1 with respect to such United States withholding taxes imposed solely as a result of the inability to deliver such form.

2.14.5                  A Bank that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Bank is legally entitled to complete, execute and deliver such documentation and in such Bank’s judgment such completion, execution or submission would not materially prejudice the legal position of such Bank.

2.14.6                  If the Administrative Agent or any Bank determines, in its reasonable discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.14 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Bank and without interest (other than any interest paid by the relevant Official Body with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent or such Bank, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Official Body) to the Administrative Agent or such Bank in the event the Administrative Agent or such Bank is required to repay such refund to such Official Body. This paragraph shall not be construed to require the Administrative Agent or any Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Loan Party or any other Person.

2.14.7                  The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.15                           Indemnity.  The Borrower agrees to indemnify each Bank for, and to hold each Bank harmless from, any loss or expense that such Bank may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto or (d) the assignment of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Bank) that would have accrued to such Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Bank shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.16                           Change of Lending Office.  Each Bank agrees that, upon the occurrence of any event giving rise to the operation of Section 2.13 or 2.14.1 with respect to such Bank, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Bank) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Bank, cause such Bank and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Bank pursuant to Section 2.13 or 2.14.1.

2.17                           Replacement of Banks.  The Borrower shall be permitted to replace any Bank that (a) requests reimbursement for amounts owing pursuant to Section 2.13 or 2.14.1, (b) defaults in its obligation to make Loans hereunder, or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Banks or each of the Banks affected thereby (so long as the consent of the Required Banks (with the percentage in such definition being deemed to be 66 2/3% for this purpose) has been obtained), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Bank shall have taken no action under Section 2.16 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.13 or 2.14.1, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Bank on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Bank under Section 2.15  if any Eurodollar Loan owing to such replaced Bank shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Bank shall be obligated to make such replacement in accordance with the provisions of Section 8.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.13 or 2.14.1, as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Bank shall have against the replaced Bank.

2.18                           Incremental Credit Extensions.  The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Banks), request one or more additional tranches of term loans (the “Incremental Term Loans”); provided that both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Potential Default or Event of Default shall exist and at the time that any such Incremental Term Loan is made (and after giving effect thereto) no Potential Default or Event of Default shall exist.  Each tranche of Incremental Term Loans shall be in an aggregate principal amount that is not less than $25,000,000 (provided that such amount may be less than $25,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence).  Notwithstanding anything to the contrary herein, the aggregate amount of the Incremental Term Loans shall not exceed $100,000,000 (the “Incremental Availability”); provided, that on a pro forma basis after giving effect to the incurrence of such Incremental Term Loans (i) the Loan Parties shall be in pro forma compliance with (x) the Total Leverage Ratio and Senior Leverage Ratio set forth in Sections 5.2.16 and 5.2.17 hereof assuming, in each case, that the maximum permitted ratio is 0.25 to 1.00 lower than otherwise permitted pursuant to such Section and (y) the Interest Coverage Ratio set forth in Section 5.2.15.

The Incremental Term Loans (a) shall rank pari passu in right of payment and of security with the Loans, (b) shall not mature earlier than the Termination Date and (c) shall be treated substantially the same as the Loans (in each case, including with respect to mandatory and voluntary prepayments), provided that (i) the terms and conditions applicable to Incremental Term Loans may be materially different from those of the Loans to the extent such differences are reasonably acceptable to the Administrative Agent and (ii) the interest rates and amortization schedule applicable to the Incremental Term Loans shall be determined by the Borrower and the lenders thereof; provided, further, that, (a) in the event that the applicable interest margins in respect of the Incremental Term Loans are more than 0.25% per annum greater than the applicable interest margins in respect of the Loans, then the applicable interest margins in respect of the Loans shall be increased to the extent necessary so that the interest margins in respect of the Loans are equal to the interest rate margins for such Incremental Term Loans minus 0.25% per annum, (b) solely for purposes of the foregoing clause (a), (x) the interest rate margins applicable to any Loans or Incremental Term Loans shall be deemed to include all original issue discount or upfront or similar fees (which shall be deemed to constitute like amounts of original issue discount) paid or payable by the Borrower generally to the Banks providing such Loans or such Incremental Term Loans in the initial primary syndication thereof (with any original issue discount equated to interest based on an assumed four-year life to maturity) and (y) if the Eurodollar Base Rate or ABR includes a “floor” greater than 1.5% or 2.5%, respectively, such increased amount shall be equated to interest margin; provided further that as of the date of the incurrence of the Incremental Term Loans, the Weighted Average Life to Maturity of the Incremental Term Loans shall not be shorter than that of the Loans.  Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans.

Incremental Term Loans may be made by any existing Bank (and each existing Bank will have the right, but not an obligation, to make a portion of any Incremental Term Loan on terms permitted in this Section 2.18) or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Bank”). Commitments in respect of Incremental Term Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Bank agreeing to provide such Commitment, if any, each Additional Bank, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Banks, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section. The effectiveness of (and the borrowing under) any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.1.1 (it being understood that all references to “the Closing Date” or similar language in such Section 4.1.1 shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as the parties thereto shall agree.  The Borrower will use the proceeds of the Incremental Term Loans for any purpose not prohibited by this Agreement.  No Bank shall be obligated to provide any Incremental Term Loans unless it so agrees.

This Section 2.18 shall supersede any provisions in Section 8.1 or 8.7 to the contrary.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES

3.1                                 Representations and Warranties.

The Borrower represents and warrants to the Administrative Agent and each of the Banks as follows:

3.1.1                        Organization and Qualification.

The Borrower and each Subsidiary of the Borrower: (i) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, and (iii) is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, except with respect to each of (i) and (iii) above, for exceptions which would not reasonably be expected to result in a Material Adverse Change.

3.1.2                        Capitalization and Ownership.

Schedule 3.1.2 states, as of the Closing Date, the authorized capital stock of the Borrower, the issued and outstanding shares (referred to herein as the “Shares”) of such stock, and the names of any parties beneficially owning, individually or through affiliates, more than 5% thereof.  All of the Shares have been validly issued and are fully paid and nonassessable.  As of the Closing Date, there are no options, warrants or other rights outstanding to purchase any such Shares except as disclosed in Schedule 3.1.2.

3.1.3                        Subsidiaries.

Schedule 3.1.3 states, as of the Closing Date, the name of each of the Borrower’s Subsidiaries, its jurisdiction of incorporation or organization, its authorized capital stock, the issued and outstanding shares (referred to herein as the “Subsidiary Shares”) and the owners thereof if it is a corporation, its outstanding partnership interests (the “Partnership Interests”) if it is a partnership and its outstanding limited liability company interests, interests assigned to managers thereof and the voting rights associated therewith (the “LLC Interests”) if it is a limited liability company.  The Borrower and each Subsidiary of the Borrower has good and marketable title to all of the Subsidiary Shares, Partnership Interests and LLC Interests it purports to own, free and clear in each case of any Lien other than the Vought Financing Liens and Permitted Refinancing Liens related thereto, non-consensual Liens arising by operation of Law which are identified under the definition of Permitted Liens herein and Liens in favor of the Administrative Agent for the benefit of the Banks hereunder.  All Subsidiary Shares, Partnership Interests and LLC Interests have been validly issued, and all Subsidiary Shares are fully paid and nonassessable.  All capital contributions and other consideration required to be made or paid in connection with the issuance of the Partnership Interests and LLC Interests have been made or paid, as the case may be.  There are no options, warrants or other rights outstanding to purchase any such Subsidiary Shares, Partnership Interests or LLC Interests outstanding as of the Closing Date except as indicated on Schedule 3.1.3.

3.1.4                        Power and Authority.

The Borrower and each other Loan Party has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

3.1.5                        Validity and Binding Effect.

This Agreement has been duly and validly executed and delivered by the Borrower and each other Loan Party party hereto, and each other Loan Document which the Borrower or any other Loan Party is required to execute and deliver on or after the date hereof will have been duly executed and delivered by the Borrower and each other Loan Party on the required date of delivery of such Loan Document.  This Agreement and each other Loan Document to which the Borrower or any other Loan Party is a party constitutes, or will constitute, legal, valid and binding obligations of each such party, enforceable against each such party, in accordance with its terms, except to the extent that enforceability of any of such Loan Document may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance.

3.1.6                        No Conflict.

Neither the execution and delivery of this Agreement or the other Loan Documents by the Borrower or any other Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws or other organizational documents of the Borrower or any Subsidiary or (ii) any Law or of any material agreement, instrument, order, writ, judgment, injunction or decree to which the Borrower or any Subsidiary is a party or by which it is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of the Borrower or any Subsidiary other than the Liens granted to the Administrative Agent, for the benefit of the Banks, pursuant to the Loan Documents.

3.1.7                        Litigation.

Except as set forth on Schedule 3.1.7, there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary of the Borrower at law or equity before any Official Body which would, individually or in the aggregate, be reasonably likely to result in any Material Adverse Change.  Neither the Borrower nor any Subsidiary of the Borrower is in violation of any order, writ, injunction or any decree of any Official Body which would reasonably be expected to result in any Material Adverse Change.

3.1.8                        Title to Properties.

The real property owned or leased (other than residential leases for use by employees) by the Borrower and each Subsidiary of the Borrower as of the Closing Date is described on Schedule 3.1.8.  The Borrower and each of its Subsidiaries has good and marketable title to or valid leasehold interests in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens, and subject to the terms and conditions of the applicable leases.  All leases of property are in full force and effect without the necessity for any consent which has not previously been obtained in respect of the transactions contemplated hereby.

3.1.9                        Financial Statements.

(i)             Historical Statements.  The Borrower has delivered to the Administrative Agent copies of (a) its audited consolidated and unaudited consolidating year-end financial statements for and as of the end of the fiscal year ended March 31, 2010 and (b) Vought’s audited consolidated and unaudited consolidating year-end financial statements for and as of the end of the fiscal year ended December 31, 2009 (collectively, the “Historical Statements”).  The Historical Statements were compiled from the books and records maintained by the Borrower’s or Vought’s management, as the case may be, are correct and complete and present fairly in all material respects the financial condition of the Borrower and its

Subsidiaries or Vought and its Subsidiaries, as the case may be, as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied.

(ii)          Accuracy of Financial Statements.  Neither the Borrower nor Vought had, as of the date of the most recent Historical Statements for the Borrower and Vought respectively, any liabilities, contingent or otherwise, that could reasonably be expected to result in a Material Adverse Change and which were not disclosed in the Historical Statements or in the notes thereto.  Since March 31, 2010, no Material Adverse Change has occurred.

3.1.10                  Margin Stock.

Neither the Borrower nor any of its Subsidiaries engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose,  immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U).  No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund Indebtedness originally incurred for such purpose, or for any purpose which entails a violation of or which is inconsistent with the provisions of Regulation U.  Neither the Borrower nor any of its Subsidiaries holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of the Borrower or any of its Subsidiaries are or will be represented by margin stock.  If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

3.1.11                  Full Disclosure.

Neither the Confidential Information Memorandum, this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Administrative Agent or any Bank in connection herewith or therewith, contains any untrue statement of a material fact or, considered in the aggregate, omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading.  On the Closing Date, there is no fact known to the Borrower which materially adversely affects the business, property, assets, financial condition or results of operations of the Borrower or any Subsidiary of the Borrower which has not been set forth in the Confidential Information Memorandum, this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Administrative Agent and the Banks prior to or at the date hereof in connection with the transactions contemplated hereby or previously been publicly disclosed in the Borrower’s or Vought’s, as applicable, most recently filed Form 10-K or any Form 10-Q or Form 8-K filed subsequently with the Securities and Exchange Commission prior to the Closing Date.

3.1.12                  Taxes.

All federal, state, material local, material foreign and material other tax returns required to have been filed with respect to the Borrower and each Subsidiary of the Borrower have been filed (subject to the timely filing of any extensions therefor), and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.  Other than extensions of tax return filing deadlines for which the Borrower has applied in the ordinary course of business, there are no agreements or waivers extending the statutory period of limitations applicable to any federal income tax return of the Borrower or any of its Subsidiaries for any period in which the underlying potential liability could reasonably be expected to result in a Material Adverse Change.

3.1.13                  Consents and Approvals.

No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents by the Borrower, except as shall have been obtained or made on or prior to the Closing Date.

3.1.14                  No Event of Default; Compliance with Instruments.

No event has occurred and is continuing and no condition exists or will exist after giving effect to the borrowings to be made on the Closing Date under the Loan Documents which constitutes an Event of Default or Potential Default.  Neither the Borrower nor any of its Subsidiaries is in violation of (i) any term of its certificate of incorporation, bylaws, or other organizational documents or (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation would constitute a Material Adverse Change.

3.1.15                  Patents, Trademarks, Copyrights, Licenses, Etc.

The Borrower and each Subsidiary of the Borrower owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits, intellectual property and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by the Borrower and its Subsidiaries, without known conflict with the rights of others that could reasonably be expected to result in a Material Adverse Change.

3.1.16                  Insurance.

All insurance policies and other bonds to which the Borrower and each of its Subsidiaries is a party are valid and in full force and effect to the extent necessary to comply with Section 5.1.3 [Maintenance of Insurance].  No notice has been given or claim made and no grounds exist to cancel or avoid any of such policies or bonds or to reduce the coverage provided thereby, except as would not impair the accuracy of the following sentence or could reasonably be expected to result in a breach of Section 5.1.3 [Maintenance of Insurance].  Such policies and bonds provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of the Borrower and each Subsidiary of the Borrower in accordance with prudent business practice in the industries of the Borrower and its Subsidiaries.

3.1.17                  Compliance with Laws.

The Borrower and its Subsidiaries are in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in subsection 3.1.22) in all jurisdictions in which the Borrower and its Subsidiaries do business except where the failure to so comply would not constitute a Material Adverse Change.

3.1.18                  Material Contracts.

Except as otherwise publicly disclosed in the Borrower’s or Vought’s, as applicable, most recent Form 10-K or any Form 10-Q or Form 8-K subsequently filed with the Securities and Exchange Commission, all material contracts publicly filed or required to be publicly filed by the Borrower or Vought pursuant to applicable securities law are valid, binding and enforceable in all material respects upon the Borrower or Vought, as applicable, and any Subsidiary party thereto, and each of the other parties thereto in accordance with their respective terms, and there is no default thereunder by the Borrower, Vought or any such Subsidiary or, to the Borrower’s knowledge, with respect to parties other than the Borrower, Vought or any such Subsidiary, which would result in a Material Adverse Change.

3.1.19                  Investment Companies.

Neither the Borrower nor any of its Subsidiaries is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.”

3.1.20                  Plans and Benefit Arrangements.

Except as set forth on Schedule 3.1.20:

(i)             The Borrower and each member of its ERISA Group are in compliance with any applicable provisions of ERISA with respect to all Benefit Arrangements and Plans, except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.  There has been no Prohibited Transaction with respect to any Benefit Arrangement or any Plan which could result in a Material Adverse Change.  The Borrower and, to the knowledge of the Borrower, all members of its ERISA Group have made when due any and all material payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law pertaining thereto.  Except where the failure to do so could not result in a Material Adverse Change, with respect to each Plan and Multiemployer Plan, the Borrower and each member of each of its ERISA Group (a) have fulfilled their obligations under the minimum funding standards of ERISA, (b) have not incurred any liability to the PBGC other than required premiums under Sections 4006 and 4007 of ERISA, and (c) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA.

(ii)          To the Borrower’s knowledge, no condition exists that would be reasonably expected to prevent a Plan from paying benefits when due in accordance with Plan’s terms and applicable law (excluding for purposes of this representation benefits that may become due to be paid upon the given Plan being terminated).

(iii)       Neither the Borrower nor any other member of any of its ERISA Group has instituted proceedings or taken formal action to terminate any Plan.

(iv)      No Plan has an actual or deemed Adjusted Funding Target Attainment Percentage that would subject the Plan to the benefit limitations imposed under Section 436(b), (d)(1) or (e) of the Internal Revenue Code.

(v)         Neither the Borrower nor any other member of its ERISA Group has incurred or reasonably expects to incur any material Withdrawal Liability under ERISA to any Multiemployer Plan or Multiple Employer Plan.  Neither the Borrower nor any other member of its ERISA Group has been notified by any Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA and, to the knowledge of the Borrower, no Multiemployer Plan or Multiple Employer Plan is reasonably expected to be reorganized or terminated, within the meaning of Title IV of ERISA in a manner that can reasonably be expected to result in a  Material Adverse Change.

(vi)      (a) To the extent that any Benefit Arrangement is insured, the Borrower and all members of each of its ERISA Group have paid when due all material premiums required to be paid for all periods through the Closing Date and (b) to the extent that any Benefit Arrangement is funded other than with insurance, the Borrower and all members of its ERISA Group have made when due all material contributions required to be paid for all periods through the Closing Date.

(vii)   All Plans and Benefit Arrangements have been administered in accordance with their terms and the applicable provisions of ERISA except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.

3.1.21                  Employment Matters.

Except as set forth on Schedule 3.1.21, the Borrower and each of its Subsidiaries are in compliance with the Labor Contracts and all applicable federal, state and local labor and employment Laws including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation where the failure to comply would, individually or in the aggregate, likely constitute a Material Adverse Change.  To the best of the Borrower’s knowledge, there are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of the Borrower or any of its Subsidiaries which in any case would constitute a Material Adverse Change.

3.1.22                  Environmental Matters.

Except as disclosed on Schedule 3.1.22:

(i)             Neither the Borrower nor any Subsidiary of the Borrower has received any material Environmental Complaint from any Official Body alleging that the Borrower or such Subsidiary or, with respect to the Property, any prior or subsequent owner of the Property is a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq., and the Borrower has no reason to believe that such an Environmental Complaint is likely to be received.  Except as would not reasonably be expected to result in a Material Adverse Change, neither the Borrower nor any Subsidiary of the Borrower has received any Environmental Complaint described in the immediately preceding sentence, from a private Person (as opposed to receipt thereof from an Official Body).  There are no pending or, to the Borrower’s knowledge, threatened Environmental Complaints relating to the Borrower or any Subsidiary of the Borrower or, to the Borrower’s knowledge with respect to the Property, any prior or subsequent owner of the Property pertaining to, or arising out of, any Environmental Conditions, in any case that would reasonably be expected to result in a Material Adverse Change.

(ii)          There are no circumstances at, on or under the Property that constitute a material breach of or non-compliance with any of the Environmental Laws.  There are no Environmental Conditions at, on or under the Property or, to the knowledge of the Borrower, at, on or under adjacent property, that prevent compliance with the Environmental Laws at the Property in a manner that would reasonably be expected to result in a Material Adverse Change.

(iii)       Neither the Property nor any structures, improvements, equipment, fixtures, activities or facilities thereon or thereunder contain or use Regulated Substances except in material compliance with Environmental Laws.  There are no processes, facilities, operations, equipment or any other activities at, on or under the Property, or, to the knowledge of the Borrower, at, on or under adjacent property, that currently result in the release or threatened release of Regulated Substances onto the Property, except to the extent that such releases or threatened releases are not a breach of or otherwise not a violation of the Environmental Laws or would not result in a Material Adverse Change.

(iv)      The Borrower and each Subsidiary of the Borrower has all material permits, licenses, authorizations, plans and approvals required under the Environmental Laws for the conduct of the business of the Borrower and its Subsidiaries as presently conducted. The Borrower and each Subsidiary of the Borrower has submitted all material notices, reports and other filings required by the Environmental Laws to be submitted to an Official Body which pertain to past and current operations on the Property.

(v)         All past and present on-site generation, storage, processing, treatment, recycling, reclamation, disposal or other use or management of Regulated Substances at, on, or under the Property and all off-site transportation, storage, processing, treatment, recycling, reclamation, disposal or other use or management of Regulated Substances has been performed by the Borrower and its Subsidiaries in material accordance with the Environmental Laws.

3.1.23                  Senior Debt Status.

The Obligations of each Loan Party under this Agreement, the Guarantee and Collateral Agreement and each of the other Loan Documents to which it is a party do rank and will rank at least pari passu in priority of payment with all other senior secured Indebtedness (including, without limitation, Indebtedness under the Revolving Credit Agreement, as in effect from time to time) of the Loan Parties.  The obligations of any Loan Party under the Convertible Note Indenture and the Convertible Notes are and shall remain at all times unsecured and subordinated in right of payment to the Obligations hereunder and under the other Loan Documents.  Without limiting the foregoing, each Loan Party shall take all steps necessary to provide that (i) its Obligations under this Agreement, the Guarantee and Collateral Agreement and the other Loan Documents shall be senior to, or pari passu with, any outstanding Indebtedness, and  (ii) any Indebtedness of any Loan Party, now existing or hereafter incurred that is in any manner subordinated in right of payment or security to any other Indebtedness is subordinated to the Obligations on the same terms and conditions.

3.1.24                  Anti-Terrorism Laws.

3.1.24.1.                              General.

None of the Loan Parties nor or any Subsidiary of a Loan Party, nor, to the knowledge of any Loan Party, any other Affiliate of any Loan Party, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

3.1.24.2.                              Executive Order No. 13224.

None of the Loan Parties, nor any Subsidiary of a Loan Party, nor, to the knowledge of any Loan Party, any other Affiliate of any Loan Party,  or their  respective  agents  acting  or benefiting  in any capacity in connection with the Loans or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i)             a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii)          a Person owned or  controlled  by, or acting for or on behalf  of,  any  Person  that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii)       a Person or entity  with  which any  Bank is  prohibited  from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)      a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v)         a  Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other  replacement  official publication of such list, or

(vi)      a person or entity who is affiliated or associated with a person or entity listed above.

No Loan Party or to the knowledge of any Loan Party, any of its agents acting in any capacity in connection with the Loans or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

3.1.25                  Security Interests; Mortgage Liens.

(i)                                                             From and after the Closing Date, the Guarantee and Collateral Agreement will be effective to create in favor of the Administrative Agent, for the benefit of the Banks, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of the Pledged Notes described in the Guarantee and Collateral Agreement, when the original of such instruments are delivered to the Administrative Agent, and in the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Collateral are delivered to the Administrative Agent (together, in each case, with a properly completed and signed stock power or endorsement), and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 3.1.25(a), in appropriate form are filed in the offices specified on Schedule 3.1.25(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and Prior Security Interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations.  Notwithstanding the requirement for delivery of possession of the Pledged Collateral to the Administrative Agent required pursuant to the Loan Documents, so long as the Intercreditor Agreement is in force and effect, possession of such Pledged Collateral by the collateral agent or the administrative agent, as applicable, for the lenders under the Revolving Credit Agreement shall be deemed to be possession by the Administrative Agent thereof for purposes of perfection of the Administrative Agent’s Lien thereon.

(ii)                                                          Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Banks, a legal, valid and enforceable Lien on the Real Property Collateral described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.1.25(b) (with respect to the Real Property Collateral owned as of the Closing Date), or in the appropriate filing offices (with respect to Real Property Collateral acquired after the Closing Date), each such Mortgage shall constitute a fully perfected Lien on, and Prior Security Interest in, all right, title and interest of the Loan Parties in the Real Property Collateral and the proceeds thereof, as security for the Obligations.  Schedule 1.1(M) lists, as of the Closing Date, each parcel of owned real property and each leasehold interest in real property located in the United States and held by the Borrower or any of its Subsidiaries that has a value, in the reasonable opinion of the Borrower, in excess of $10,000,000.

3.1.26                  Status of the Pledged Collateral.

All the shares of capital stock, Partnership Interests or LLC Interests included in the Pledged Collateral to be pledged pursuant to the Guarantee and Collateral Agreement are or will be upon issuance validly issued and nonassessable and owned beneficially and of record by the applicable pledgor free and clear of any Lien or restriction on transfer, except (i) as otherwise permitted by the Guarantee and Collateral Agreement or this Agreement, (ii) as the right of the Banks to dispose of the Subsidiary Shares, Partnership Interests or LLC Interests may be limited by the Securities Act of 1933, as amended, and the regulations promulgated by the Securities and Exchange Commission thereunder and by applicable state securities laws and (iii) restrictions on asset sales and like contractual provisions that would not impair the ability of the Administrative Agent to realize on its Lien in accordance with the Guarantee and Collateral Agreement (subject to the Intercreditor Agreement).  There are no shareholder, partnership, limited liability company or other agreements or understandings with respect to the shares of capital stock, Partnership Interests or LLC Interests included in the Pledged Collateral except for the partnership agreements, limited liability company agreements and other agreements described on Schedule 3.1.26.  The Loan Parties have delivered true and correct copies of such partnership agreements and limited liability company agreements to the Administrative Agent not later than the Closing Date.

ARTICLE 4.

CONDITIONS OF LOANS

4.1                                 Conditions of Loans.

The obligation of each Bank to make Loans hereunder is subject to the performance by the Borrower of its Obligations to be performed hereunder at or prior to the making of any such Loans and to the satisfaction of the following further conditions:

4.1.1                        Closing Representations.

The representations and warranties of the Borrower contained in Article 5 shall be true and accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), and no Event of Default or Potential Default under this Agreement shall have occurred and be continuing.

4.1.2                        Secretary’s Certificate.

There shall be delivered to the Administrative Agent for the benefit of each Bank a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each Loan Party, certifying as appropriate as to:

(i)                                                             all requisite corporate, limited liability company or partnership, as the case may be, action taken by such Loan Party in connection with this Agreement and the other Loan Documents;

(ii)                                                          the names of the officer or officers authorized to sign this Agreement and the other Loan Documents and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of the Borrower and the other Loan Parties for purposes of this Agreement and the true signatures of such officers, on which the Administrative Agent and each Bank may conclusively rely; and

(iii)                                                       with respect to each Loan Party, (a) copies of the organizational documents, including certificates of incorporation and bylaws (or comparable documents, if applicable) as in effect on the Closing Date, of such Loan Party, (b) certificates of incorporation (or comparable documents), certified by the appropriate state official where such documents are filed in a state office (to the extent such state office provides certified copies of such documents) and (c) certificates, as of a reasonably recent date, from the appropriate state officials as to the continued existence and good standing of such Loan Party in each state where organized (to the extent state officials in such state provide such certificates).

4.1.3                        Delivery of Loan Documents.

This Agreement, the Guarantee and Collateral Agreement, the Intercompany Subordination Agreement, the Mortgages, the Indiana Mortgage Amendment, the Pennsylvania Mortgage Amendment, the Collateral Agency Agreement and the Intercreditor Agreement each shall have been duly executed by the parties thereto and such documents shall have been delivered to the Administrative Agent for the benefit of the Banks.

4.1.4                        Amendments to Convertible Debt Documents.

The Borrower shall have delivered to the Administrative Agent true and correct copies of the waivers, consents or amendments to the Convertible Debt Documents and the 2009 Bonds, if any, made in connection with this Agreement and such amendments shall be acceptable to the Administrative Agent.

4.1.5                        Opinion of Counsel.

There shall be delivered to the Administrative Agent for the benefit of each Bank customary written opinions of counsel to each Loan Party and opinions of local real estate counsel in each of the jurisdictions in which Real Property Collateral is located to the extent a Mortgage is being delivered in respect of such Real Property Collateral on the Closing Date, in each case, addressing such matters as reasonably requested by the Administrative Agent, all in form and substance satisfactory to the Administrative Agent.

4.1.6                        Legal Details.

All material legal details and proceedings in connection with the transactions contemplated by the Agreement and the other Loan Documents shall be in form and substance satisfactory to the Administrative Agent, and the Administrative Agent shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Administrative Agent, as the Administrative Agent or said counsel may reasonably request.

4.1.7                        Payment of Fees.

The Borrower shall pay or cause to be paid to the Administrative Agent for itself and for the account of the Banks all fees identified herein or set forth in the Administrative Agent’s Fee Letter or any other commitment letters with any of the Banks required to be paid prior to or upon the Closing Date and all invoiced costs and expenses for which the Administrative Agent and the Banks are entitled to be reimbursed, and such other fees and invoiced expenses as are due and payable on or before the Closing Date.

4.1.8                        Consents.

All material consents and approvals (including those of an Official Body) required to effectuate the transactions contemplated hereby shall have been obtained on terms reasonably satisfactory to the Administrative Agent.

4.1.9                        Officer’s Certificate Regarding MACs.

Since March 31, 2010, no Company Material Adverse Change in respect of either the Borrower or Vought shall have occurred; prior to the Closing Date, there shall be delivered to the Administrative Agent for the benefit of each Bank a certificate dated the Closing Date and signed by the Chief Executive Officer, President or Chief Financial Officer of the Borrower to such effect.

4.1.10                  No Violation of Laws.

The making of the Loans shall not contravene any Law applicable to the Borrower or any of the Banks.

4.1.11                  No Actions or Proceedings.

No action, proceeding, investigation, regulation or legislation shall be pending before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of this Agreement or the consummation of the transactions contemplated hereby.

4.1.12                  Lien Searches; Filing Receipts; Pledged Shares.

The Administrative Agent shall have received (1) Lien searches with respect to each Loan Party, including title searches with respect to the Real Property to be subject to a Mortgage that do not show Liens other than Permitted Liens and Liens with respect to liabilities that have been demonstrated to the reasonable satisfaction of the Administrative Agent to have been discharged, or that will be discharged contemporaneously with the Closing Date, (2) such UCC financing statements as are necessary or appropriate, in the Administrative Agent’s reasonable discretion, to perfect the security interests in the UCC Collateral to the extent any such security interest can be perfected by filing a UCC financing statement, (3) original instruments evidencing the Pledged Notes required to be delivered under the Guarantee and Collateral Agreement and accompanying endorsements thereof and (4) stock certificates or limited liability company certificates evidencing the Pledged Collateral (to the extent that such shares are certificated) and accompanying stock powers.  Notwithstanding the requirement for delivery of possession or control of the Pledged Collateral to the Administrative Agent required pursuant to the Loan Documents, so long as the Intercreditor Agreement is in force and effect, possession or control of such Pledged Collateral by the collateral agent or administrative agent, as applicable, for the lenders under the Revolving Credit Agreement shall be deemed to be possession or control, respectively, by the Administrative Agent thereof for purposes of this condition precedent and perfection of the Administrative Agent’s Lien thereon.

4.1.13                  Refinancing of Existing Debt.

(a)                                  The Loan Parties shall have repaid all loans and other amounts outstanding under the 2009 Credit Agreement, subject to the obligations under Section 4.5.2 [Indemnity] of the 2009 Credit Agreement on the Closing Date and terminated the commitments thereunder and satisfactory evidence thereof shall be delivered to the Administrative Agent.

(b)                                 The Indebtedness outstanding under the Existing Vought Credit Agreement shall have been repaid (or, with respect to any outstanding letters of credit thereunder, cash collateralized or backstopped on terms acceptable to the administrative agent and issuing banks thereunder) in full and the Existing Vought Indenture shall have been discharged or the Indebtedness thereunder shall have been repaid in full and, in each case, satisfactory evidence thereof shall be delivered to the Administrative Agent.

4.1.14                  Vought Acquisition.

The Acquisition shall be consummated simultaneously with the funding of the initial Loans hereunder, which shall occur on or before September 23, 2010, on the terms and conditions set forth in the Acquisition Agreement, which must meet the Vought Purchase Parameters, without any amendment, modification, waiver or material consents by the Borrower thereto, that are materially adverse to the interests of the Banks and that are not consented to by the Administrative Agent in its reasonable discretion, and in accordance with applicable Law.

4.1.15                  Vought Financing.

The Vought Financing shall have been consummated in accordance with the terms and conditions of the Vought Financing Parameters.

4.1.16                  [Reserved].

4.1.17                  Insurance Policies, Certificates of Insurance; Endorsements.

The Loan Parties shall have delivered evidence acceptable to the Administrative Agent that adequate insurance in compliance with Section 5.1.3 [Maintenance of Insurance] is in full force and effect and that all premiums then due thereon have been paid.

4.1.18                  Title Insurance.

(a)                                  The Administrative Agent shall have received  a fully paid mortgagee title insurance policy (each a “Mortgage Policy”) to be delivered with respect to each Mortgage on all of the Real Property Collateral of the Loan Parties in standard ALTA form, issued by a title insurance company satisfactory to the Administrative Agent, each in an amount equal to not less than the fair market value of the Real Property subject to such Mortgage, insuring such Mortgage to create a valid lien on such Real Property, with no exceptions other than Permitted Liens of the type described in clause (v) of the definition thereof and such exceptions as the Administrative Agent shall have approved in writing in its reasonable discretion.

(b)                                 To the extent reasonably requested by the Administrative Agent and required by the respective title company to remove all standard exceptions from the respective Mortgage Policy relating to a particular Real Property Collateral and issue any endorsements to such Mortgage Policy as may be reasonably required by the Administrative Agent, the Administrative Agent shall have received any existing survey of such Real Property Collateral (and all improvements thereon).

(c)                                  The Administrative Agent shall have received a completed “Life-of Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each parcel of Real Property Collateral (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Loan Party relating thereto).

4.1.19                  Pro Forma Balance Sheet; Financial Statements. The Banks shall have received an unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at March 31, 2010 (including the notes thereto) and a pro forma statement of operations for the Test Period then ended (collectively, the “Pro Forma Balance Sheet”), which was prepared in accordance with Regulation S-X and giving effect (as if such events had occurred on such date or the first day of such Test Period, as applicable) to (i) the consummation of the Acquisition, (ii) the Loans and Revolving Loans to be made and the 2010 Bonds to be issued on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing.

4.1.20                  Closing Date Compliance.  The Administrative Agent shall have received reasonably satisfactory documentation evidencing that on the Closing Date, after giving effect to the transactions contemplated on the Closing Date including the Vought Financing and the Acquisition, the ratio of Consolidated Total Indebtedness as of such date to Consolidated Adjusted EBITDA for the Test Period in effect at such time is not greater than 3.45 to 1.00.

4.1.21                  Solvency.  The Administrative Agent shall have received a solvency certificate from the president or chief financial officer of the Borrower as to the solvency of the Borrower and its Subsidiaries on a consolidated basis.

ARTICLE 5.

COVENANTS

5.1                                 Affirmative Covenants.

The Borrower covenants and agrees that until payment in full of the Loans and interest thereon and satisfaction of all of the Borrower’s other Obligations under the Loan Documents, the Borrower shall comply at all times with the following affirmative covenants:

5.1.1                        Preservation of Existence, Etc.

The Borrower shall, and shall cause each of its Subsidiaries to, maintain its corporate existence (except that with 30 calendar days prior written notice to the Administrative Agent and taking all steps requested by the Administrative Agent to continue the Prior Security Interest in the Collateral, the Borrower or its Subsidiaries may change its form of organization as provided in Section 5.2.14) and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary except (a) as expressly permitted by Section 5.2.6 and (b) for exceptions (other than exceptions with respect to corporate existence) which are not materially adverse to the business of the Loan Parties and their Subsidiaries in the aggregate.

5.1.2                        Payment of Liabilities, Including Taxes, Etc.

The Borrower shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes (subject to the timely filing of an extension therefor), assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good-faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made.  The Borrower and its Subsidiaries will pay all such liabilities forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor, except to the extent that the Borrower or its relevant Subsidiary is contesting such liabilities in good faith and has posted an appropriate bond therefor or taken such other actions as are necessary to suspend such foreclosure proceedings.

5.1.3                        Maintenance of Insurance.

Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably determined by the Administrative Agent.  The Borrower shall deliver (x) on the Closing Date and annually thereafter original certificates of insurance describing and certifying as to the existence of the insurance required to be maintained by this Agreement and the other Loan Documents, together with a copy of the endorsement described in the next sentence attached to such certificate and (y) at the request of the Administrative Agent, from time to time a summary schedule indicating all insurance then in force with respect to the Borrower and its Subsidiaries.  From and after the Closing Date, such policies of insurance shall contain special endorsements, in form and substance acceptable to the Administrative Agent, which shall (i) specify the Administrative Agent as an additional insured, mortgagee and lender loss payee as its interests may appear, with the understanding that any obligation imposed upon the insured (including the liability to pay premiums) shall be the sole obligation of the Borrower or relevant Subsidiary and not that of the Administrative Agent, (ii) include effective waivers by the insurer of all claims for insurance premiums against the Administrative Agent, (iii) provide that no cancellation of such policies for any reason (including non-payment of premium) shall be effective until at least thirty (30) days after receipt by the Administrative Agent of written notice of such cancellation (except that the prior notice period to the Administrative Agent may be 10 days prior to cancellation resulting from non-payment of premium), (iv) be primary without right of contribution of any other insurance carried by or on behalf of any additional insureds, (v) provide that inasmuch as the policy covers more than one insured, all terms, conditions, insuring agreements and endorsements (except limits of liability) shall operate as if there were a separate policy covering each insured, (vi) provide that the interest of the Banks shall be insured regardless of any breach or violation by the applicable Loan Parties of any warranties, declarations or conditions contained in such policies or any action or inaction of the applicable Loan Parties or others insured under such policies and (vii) provide a waiver of any right to set-off or counterclaim or any other deduction and provide that any rights of subrogation which the insurers may have or acquire shall be adjusted in accordance with the “mortgagee” and “lender loss payee” clauses of each such policy, which in each case shall be reasonably satisfactory to the Administrative Agent. The Borrower shall notify the Administrative Agent promptly of any occurrence causing a material loss or decline in value of insured assets and the estimated (or actual, if available) amount of such loss or decline.

If any Real Property Collateral is at any time from and after the Closing Date located in an area identified by the Federal Emergency Management Agency (or any successor agency as a “Special Flood Hazard Area” with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as no or hereafter in effect or successor act thereto), the Borrower shall, or shall cause the applicable Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

5.1.4                        Maintenance of Properties and Leases.

The Borrower shall, and shall cause each other Loan Party and their Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, the Borrower will make or cause to be made all appropriate repairs, renewals or replacements thereof except, in each case, where the failure to do so, individually or in the aggregate, would not constitute a Material Adverse Change.

5.1.5                        Maintenance of Patents, Trademarks, Etc.

The Borrower shall, and shall cause each of its Subsidiaries to, maintain in full force and effect all patents, trademarks, trade names, copyrights, licenses, franchises, permits, intellectual property and other authorizations necessary for the ownership and operation of its properties and business if the failure so to maintain the same would constitute a Material Adverse Change.

5.1.6                        Visitation Rights.

The Borrower shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Banks to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances, properties, operations and accounts with its officers, all in such detail and at such times during normal business hours and as often as any of the Banks may reasonably request, provided that, except during the existence of an Event of Default, each Bank shall provide the Borrower and the Administrative Agent with reasonable notice prior to any visit or inspection and such visitation and inspection shall not unreasonably interfere with the conduct of the business of the Borrower or such Subsidiary.  In the event any Bank desires to conduct an audit of the Borrower, such Bank shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by the Administrative Agent.  The Borrower shall not be obligated to reimburse the Administrative Agent and the Banks for more than one audit per year in the absence of a continuing Event of Default.

5.1.7                        Keeping of Records and Books of Account.

The Borrower shall, and shall cause each of its Subsidiaries to, maintain and keep proper books of record and account which enable the Borrower and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrower or any Subsidiary of the Borrower, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

5.1.8                        Plans and Benefit Arrangements.

The Borrower shall, and shall cause each member of its ERISA Group to, comply with the provisions of ERISA and the Internal Revenue Code applicable to each Plan and Benefit Arrangement except where such failure, alone or in conjunction with any other failure, would not result in a Material Adverse Change.

5.1.9                        Compliance with Laws.

The Borrower shall, and shall cause each of its Subsidiaries to, comply with (i) its organizational documents (including certificates of incorporation, bylaws and comparable documents) and (ii) all applicable Laws, including all Environmental Laws, in all respects, provided that it shall not be deemed to be a violation of this Section 5.1.9  if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Change.

5.1.10                  Use of Proceeds.

The proceeds of the Loans shall be used to finance a portion of the Acquisition and to pay related fees and expenses.

5.1.11                  Subsidiary Dividends.

To the extent permitted by applicable Law, the Borrower shall cause one or more of its Subsidiaries to pay cash dividends to the Borrower (directly or through one or more Subsidiaries) from time to time, in aggregate amounts as necessary to permit the Borrower to pay and satisfy the Obligations when due and payable (by acceleration or otherwise).

5.1.12                  Subordination of Intercompany Loans.

The Borrower and each Guarantor shall cause any inter-company Indebtedness, loans or advances owed by any of them to one another or to any other of their Subsidiaries to be subordinated pursuant to the terms of the Intercompany Subordination Agreement.

5.1.13                  Anti-Terrorism Laws.

The Loan Parties and their respective Affiliates and agents shall not (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law.  The Borrower shall deliver to Banks any certification or other evidence requested from time to time by any Bank in its sole discretion, confirming the Borrower’s compliance with this Section 5.1.13.

5.1.14                  Further Assurances.

Each Loan Party shall, from time to time, at its expense, faithfully preserve and protect the Administrative Agent’s Lien on and Prior Security Interest in the Collateral as a continuing Lien and Prior Security Interest, and shall do such other acts and things as the Administrative Agent in its reasonable discretion may deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral.

5.1.15                  Collateral and Additional Collateral; Execution and Delivery of Additional Collateral Documents.

(a)                                  The Borrower shall, and shall cause each of its Subsidiaries to, with respect to any property intended to be Collateral acquired after the Closing Date by any Loan Party (other than any property described in paragraph (b), (c) or (d) below ), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Banks, a security interest in such property intended to be Collateral and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Banks, a Prior Security Interest in such property intended to be Collateral, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

(b)                                 The Borrower shall, and shall cause each of its Subsidiaries to, with respect to any fee interest in any Real Property having a value (together with improvements thereof) of at least $10,000,000 acquired after the Closing Date by any Loan Party, promptly (i) execute and deliver a Mortgage constituting a Prior Security Interest, in favor of the Administrative Agent, for the benefit of the Banks, covering such Real Property, (ii) if requested by the Administrative Agent, provide the Banks with all Ancillary Security Documents as the Administrative Agent shall request (provided that the Administrative Agent in its sole discretion may agree in writing not to take or to defer taking of a Mortgage with respect to any Real Property otherwise required to be subject to a Mortgage hereunder).

(c)                                  The Borrower shall, and shall cause each of its Subsidiaries to, with respect to any new Subsidiary that is a Domestic Subsidiary created or acquired after the Closing Date by any Loan Party (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be a Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Banks, a  Prior Security Interest in the Capital Stock of such new Subsidiary that is owned by any Loan Party, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) if such Subsidiary is a Material Subsidiary, cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Banks a Prior Security Interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in a form reasonably acceptable to the Administrative Agent, certifying as to organizational documents and resolutions of such Loan Party and containing an incumbency certificate of such Loan Party, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d)                                 The Borrower shall, and shall cause each of its Subsidiaries to, with respect to any new Foreign Subsidiary created or acquired after the Closing Date by any Loan Party, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Banks, a Prior Security Interest in the Capital Stock of such new Subsidiary that is owned by any such Loan Party (provided that any pledge of stock or other equity interest in a Foreign Subsidiary shall be limited to 65% of the voting stock or equity interest in such Foreign Subsidiary and that any pledge of any stock or equity interest in any U.S.-Owned DRE shall be limited to 65% of the stock or equity interest in such U.S.-Owned DRE), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

Notwithstanding the requirement for delivery of possession or control of the Pledged Collateral to the Administrative Agent required pursuant to the Loan Documents, so long as the Intercreditor Agreement is in force and effect, possession or control of such Pledged Collateral by the collateral agent or the administrative agent, as applicable for the lenders under the Revolving Credit Agreement shall be deemed to be possession or control, respectively, by the Administrative Agent thereof for purposes of this covenant and perfection of the Administrative Agent’s Lien thereon.

5.1.16                  Maintenance of Credit Rating.  The Borrower shall use commercially reasonable efforts to acquire as promptly as practicable and to maintain, from and after the Closing Date, both a Long-Term Issue Credit Rating and a Debt Rating from each of Moody’s and Standard & Poor’s.

5.1.17                  Intercreditor Issues.  In the event of a breach or default (i) under the Intercreditor Agreement or the Collateral Agency Agreement by any party thereto (other than the Administrative Agent), or (ii) by any holder of any Indebtedness which is subordinated to the Obligations, of such subordination provisions, in each case, which circumstance is capable of being cured or mitigated by action or inaction by any of the Loan Parties, the Loan Parties shall take any practicable action or refrain from taking action available to it to cure or mitigate such breach or default.  By way of example only, and without limiting the generality of the foregoing, if, the collateral agent for the lenders of the Revolving Loans receives a Lien on the assets which is not also provided to the Administrative Agent (other than any such Lien on the assets of any Foreign Subsidiary which secures the obligations of any Foreign Subsidiary thereunder), the Loan Parties shall grant a Lien to the Administrative Agent thereon.

5.1.18                  Post-Closing Items.  On or prior to December 31, 2010 (or such later date as may be agreed to by the Administrative Agent in its sole discretion), the Borrower will take, or will cause to be taken, the actions specified in Section 5.1.15(b) with respect to the Chatsworth Property (irrespective of the value thereof and notwithstanding the fact that such property was not acquired after the Closing Date) unless the Chatsworth Property shall have been transferred or otherwise disposed of, in each case to a third party, prior to such date in a transaction otherwise permitted pursuant to this Agreement.

5.2                                 Negative Covenants.

The Borrower covenants and agrees that until payment in full of the Loans and interest thereon and satisfaction of all of the Borrower’s other Obligations hereunder, the Borrower shall comply, and shall cause each of its Subsidiaries to comply, with the following negative covenants:

5.2.1                        Indebtedness.  Other than (a) the Indebtedness under the Loan Documents and (b) Indebtedness of the SP Sub (but only the SP Sub) incurred in connection with the Receivables Facility up to a maximum principal amount of $175,000,000.00 (or such greater amount that may be approved in writing by the Required Banks), the Borrower shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist

(i)                                     any secured Indebtedness, except:

(a)                                  the Vought Financing;

(b)                                 the Vought Excluded LCs (to the extent secured by the Vought Excluded LC Liens) and the Triumph Excluded LCs (to the extent secured by the Triumph Excluded LC Liens); provided that, in each case, the amount thereof is not hereafter increased and no additional assets become subject to any Lien thereon;

(c)                                  the B&R Promissory Note;

(d)                                 [Reserved];

(e)                                  the IDBs existing on the date hereof so long as the principal amount thereof is not hereafter increased and no additional assets (other than, in the case of the Specified IDB Obligations, assets that constitute Collateral) become subject to Liens associated therewith;

(f)                                    Capital Lease Obligations and other Indebtedness set forth on Schedule 5.2.1 as of the date hereof; provided that the amount thereof is not hereafter increased and no additional assets become subject to any Liens thereon;

(g)                                 Indebtedness secured by Purchase Money Security Interests and Capital Lease Obligations incurred after the date hereof in an aggregate amount outstanding at any time (including additional IDBs) not to exceed $50,000,000;

(h)                                 any Bank-Provided Hedge or Revolving Bank Provided Hedge;

(i)                                     Indebtedness under any Other Bank Provided Financial Services Product or Other Revolving Credit Lender Provided Financial Service Product;

(j)                                     Permitted Refinancing Debt refinancing any Refinanced Debt (and any Guaranties thereof by Persons who were guarantors of the Refinanced Debt related thereto) permitted pursuant to this Section 5.2.1(i) to the extent secured only by Permitted Refinancing Liens;

(k)                                  Indebtedness in an aggregate principal amount outstanding at any time, when combined with the Indebtedness outstanding under clause (ii)(e) below, not exceeding $25,000,000; provided that such Indebtedness is secured solely by Liens permitted pursuant to clause (xvii) of the definition of Permitted Liens;

(l)                                     Guaranties by any Loan Party of secured Indebtedness of any other Loan Party otherwise permitted to be incurred under this Section 5.2.1(i) (other than (i) Sections (b), (f), (g), (j), (k) and (m) of this Section 5.2.1(i) and (ii) Section (e) of this Section 5.2.1(i), other than pursuant to the IDB Guaranty and the Revolving Credit Collateral Documents);

(m)                               any Indebtedness of a non-Loan Party (and any Guarantee by a non-Loan Party of such Indebtedness) that, together with amounts incurred by non-Loan Parties pursuant to Section 5.2.1(ii)(c) below, does not exceed $25,000,000; provided, that such Indebtedness, if not secured, could have been incurred pursuant to Section 5.2.1(ii)(c) below at the time it is incurred; or

(ii)                                  any unsecured Indebtedness, except for

(a)                                  Indebtedness of the Borrower in respect of (x) the 2009 Bonds in an aggregate principal amount not to exceed $175,000,000, (y) the Convertible Notes and (z) the Vought Acquisition Debt, provided, that such Vought Acquisition Debt meets the Vought Financing Parameters;

(b)                                 notes issued in favor of the seller as consideration for an acquisition permitted under Section 5.2.6(ii) hereof; provided that: (A) the Indebtedness evidenced by such notes is included in the consideration for such acquisition and (B) such notes are subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent; provided, further, that such notes may be repaid in accordance with their terms at or before the Termination Date so long as no Event of Default or Potential Default then exists or will result from such payment, and

(c)                                  other unsecured Indebtedness; provided that (A) the Obligations under this Agreement and each of the other Loan Documents rank at least pari passu in priority of payment with such unsecured Indebtedness, (B) no Event of Default or Potential Default then exists nor will result from incurring such unsecured Indebtedness, (C) such indebtedness shall mature no earlier than ninety (90) days after the Termination Date and (D) not more than $25,000,000 principal amount of Indebtedness may be incurred pursuant to this clause and clause 5.2.1(i)(m), in the aggregate, by Subsidiaries that are not Loan Parties, and (E) after giving effect thereto, the Loan Parties shall be in compliance with the Total Leverage Ratio and the Senior Leverage Ratio, assuming that the maximum permitted Total Leverage Ratio is 0.50 to 1.00 less than the maximum permitted ratio set forth in Section 5.2.16 and the maximum permitted Senior Leverage Ratio is 0.25 to 1.00 less than the maximum permitted ratio set forth in Section 5.2.17;

(d)                                 Indebtedness of a Loan Party to another Loan Party which is subordinated pursuant to the Intercompany Subordination Agreement;

(e)                                  Indebtedness in an aggregate principal amount outstanding at any time, when combined with Indebtedness outstanding under clause (i)(k) above, does not exceed $25,000,000;

(f)                                    Guaranties by any Loan Party of Indebtedness of any other Loan Party otherwise permitted to be incurred pursuant to this Section 5.2.1, and Guaranties of any Subsidiary of the Borrower that is not a Loan Party of Indebtedness of any other Subsidiary that is not a Loan Party otherwise permitted to be incurred pursuant to this Section 5.2.1; provided that, in each case, such Guaranties must meet all restrictions to which the Indebtedness that is being Guarantied is subject, including, without limitation, with respect to whom the obligors are on such Indebtedness or on any applicable subordination provisions or conditions to incurrence;

(g)                                 Permitted Refinancing Debt;

(h)                                 Indebtedness of a non-Loan Party Subsidiary to the Borrower or any Subsidiary of the Borrower to the extent permitted pursuant to Sections 5.2.4(v), 5.2.4(viii), 5.2.4(x) and 5.2.4(xii); and

(i)                                     Indebtedness set forth on Schedule 5.2.1.

5.2.2                        Liens.

The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

5.2.3                        Guaranties.

The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, except:

(i)             Guaranties expressly permitted under Section 5.2.1 [Indebtedness];

(ii)          endorsements of negotiable or other instruments for deposit or collection in the ordinary course of business;

(iii)       any Guaranty of an obligation of the Borrower or any of its Subsidiaries to indemnify or hold harmless any seller or buyer, as applicable, incurred in connection with an acquisition or divestiture of Capital Stock or assets permitted under this Agreement;

(iv)      any Guaranty by a Loan Party or its Subsidiaries (including through the issuance of a letter of credit on behalf of such Person) of the obligations of any of the Borrower or its direct or indirect Subsidiaries not constituting Indebtedness and which is incurred in the ordinary course of business such as trade credit and obligations under real estate leases (it being understood that any such Guaranty by a Loan Party of obligations of a non-Loan Party shall not be subject to the limitations in Section 5.2.4 unless and until payments are made under any such Guaranty);

(v)         any Guaranty pursuant to the Guarantee and Collateral Agreement executed in connection herewith and the guarantee and collateral agreement executed with respect to the Revolving Credit Obligations, to the extent such Revolving Credit Obligations are permitted hereby;

(vi)      the Receivables Performance Guaranty and other Standard Securitization Undertakings in connection with the Receivables Facility; and

(vii)   Guaranties permitted under Section 5.2.4 (other than Section 5.2.4(xi));

provided, with respect to each of clauses (i) through (vii) above, no Guaranties will be made for the benefit of any Loan Party or Subsidiary thereof which is intended to be dissolved, liquidated or wound up.

5.2.4                        Loans and Investments.

The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:

(i)             (a) trade credit extended on usual and customary terms in the ordinary course of business and (b) extensions of credit extended beyond usual and customary terms and investments received in satisfaction or partial satisfaction of accounts receivable owing by financially troubled account debtors to the extent reasonably necessary in order to prevent or limit a loss; provided that the aggregate amount thereof outstanding under this clause (b) at any time does not exceed $10,000,000;

(ii)          advances to employees to meet expenses incurred by such employees in the ordinary course of business;

(iii)       Permitted Investments;

(iv)      subject to Section 5.2.1, loans, advances, investments and capital contributions in and to other Loan Parties (except for Loan Parties that are intended to be dissolved, liquidated or wound up);

(v)         Investments in (a) the SP Sub, and (b) Joint Ventures and Subsidiaries which are not Loan Parties, (other than SP Sub), provided that the aggregate amount of Investments in Joint Ventures and Subsidiaries that are not Loan Parties made after the date hereof pursuant to this clause (b) shall not exceed $50,000,000; except additional Investments that would make the aggregate amount of all such Investments exceed $50,000,000 may be made if the Borrower demonstrates that after giving effect to such Investments, the Senior Secured First Lien Leverage Ratio would not exceed 1.50 to 1.00; provided further that such Investments are calculated without duplication and are determined net of cash payments of principal, dividends or redemptions to the extent such cash is received by a Loan Party (but without netting out any write-downs or write-offs);

(vi)      the consideration paid in connection with acquisitions permitted under Section 5.2.6(ii);

(vii)   investments existing on the date hereof and set forth on Schedule 5.2.4;

(viii)                        other investments not identified above so long as the aggregate amount of such investments made and outstanding after the date hereof shall not at any time exceed $15,000,000;

(ix)        investments in Triumph Group Charitable Foundation not to exceed $5,000,000;

(x)           any other investment to the extent that the aggregate amount of such investment would not exceed the then available Cumulative Credit at the time such investment is made;

(xi)        investments constituting Guaranties permitted under Section 5.2.3 (other than Section 5.2.3(vii)); and

(xii)     investments of non-Loan Party Subsidiaries in other non-Loan Party Subsidiaries.

5.2.5                        Dividends and Related Distributions.

The Borrower shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock or partnership interest or on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor) or partnership interests, except

(i)             dividends or other distributions payable (a) to the Borrower or any other Loan Party by its Subsidiaries, or (b) to a non-Loan Party Subsidiary by another non-Loan Party Subsidiary;

(ii)          repurchases by the Borrower of its common stock and dividends payable by the Borrower to the holders of its common stock, provided that the amount of any such repurchase made or dividends paid does not exceed the then available Cumulative Credit, and provided further that no Event of Default or Potential Default exists at the time of any such payment or will result from such payment;

(iii)       regularly scheduled quarterly dividends on the common stock of the Borrower, consistent with past practice, not to exceed $0.04 per share per quarter, subject to adjustments for stock splits, reverse stock splits, stock dividends and similar transactions;

(iv)      redemptions of any employee’s Capital Stock in the Borrower upon termination of employment provided that no Event of Default then exists or will result from such redemption;

(v)         repurchases or redemptions of Capital Stock of the Borrower deemed to occur upon the cashless exercise of stock options or warrants or upon the vesting of restricted stock units if such Capital Stock represents the exercise price of such options or warrants or represents withholding taxes due upon such exercise or vesting; and

(vi)      dividends or other distributions payable in stock, including stock splits; and

(vii)   distributions from, or payments by, a Subsidiary to the extent necessary to pay any liability for taxes imposed on any shareholder or equity holder of such Subsidiary or any consolidated, combined, or similar group of which such Subsidiary is a member as a result of income earned by such

Subsidiary being taxable to such shareholder or equity holder or such group notwithstanding the absence of any distribution or payment by the Subsidiary.

5.2.6                        Liquidations, Mergers, Consolidations, Acquisitions.

The Borrower shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person (other than the Acquisition in accordance with the terms of Section 4.1.14), except that

(i)             any Subsidiary may consolidate, merge or liquidate into the Borrower or another Subsidiary, provided that no Domestic Subsidiary shall merge, consolidate or liquidate into a Foreign Subsidiary and no Subsidiary that is a Loan Party shall merge, consolidate or liquidate into any Subsidiary that is not a Loan Party;

(ii)          the Borrower or any of its Subsidiaries may acquire assets or Capital Stock of other Persons engaged in the business permitted under Section 5.2.10 or may merge with or into any such Person in connection with an acquisition thereof (each such transaction, a “Permitted Acquisition”), provided that:

(a)                                  no Event of Default exists or will result from such acquisition;

(b)                                 with respect to any Permitted Acquisition for which the aggregate Consideration to be paid therefor equals or exceeds $30,000,000, the Borrower notifies the Administrative Agent in writing of the acquisition at least 15 days before it is scheduled to close, and includes with such notice, to the satisfaction of the Administrative Agent, the following:

(1)                                  a certification by the Chief Executive Officer, President or Chief Financial Officer of the Borrower confirming the matters addressed in clauses (a) and (b) of this Section 5.2.6(ii) and including a pro forma computation of clauses (c) and (d) below, and

(2)                                  if the Borrower wishes to include any of the pre-acquisition EBITDA of the acquired business in the Borrower’s Consolidated Adjusted EBITDA, copies of the financial statements, due diligence reports, and computations described in, and to the extent required under, clause (1) of the definition of Consolidated Adjusted EBITDA.

(c)                                  on a pro forma basis using historical Consolidated EBITDA of the assets and business being acquired in such acquisition, the Borrower is in compliance with all financial covenants set forth in Sections 5.2.15, 5.2.16, and 5.2.17 for the immediately preceding fiscal quarter for the twelve months then ended and the full immediately preceding fiscal year, as though such acquisition had occurred on the first day of each of such respective periods, and

(d)                                 on a pro forma basis after giving effect to such acquisition, the Loan Parties shall be in compliance with the Total Leverage Ratio and the Senior Leverage Ratio assuming that the maximum permitted ratios in each case shall be 0.25 to 1.00 below the otherwise applicable ratio under Sections 5.2.16 and 5.2.17, respectively, and

(e)                                  if any merger is effected in connection with any such acquisition and any Loan Party is a party to such merger, then the surviving entity of such merger will be a Loan Party, and

(iii)       the Borrower shall be permitted to dissolve, liquidate or wind up (A) Triumph Interiors, Ltd, organized under the laws of the Republic of Ireland, (B) Saygrove Acquisition & Motion Control Limited, organized under the laws of the United Kingdom, (C) Airframe Spares & Logistics GmbH, organized under the laws of Germany, and (D) any other non-Loan Party Subsidiary to the extent not a Material Subsidiary.

5.2.7                        Dispositions of Assets or Subsidiaries.

The Borrower shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest or partnership interests of a Subsidiary of the Borrower), except:

(i)             transactions involving the sale of inventory in the ordinary course of business;

(ii)          any sale, transfer or lease of assets in the ordinary course of business which are no longer necessary or required in the conduct of the Borrower’s or such Subsidiary’s business;

(iii)       any sale, transfer or lease of assets by (a) any Subsidiary of the Borrower to the Borrower or another Loan Party or (b) any non-Loan Party Subsidiary to another non-Loan Party Subsidiary;

(iv)      any sale, transfer or lease of assets in the ordinary course of business which are replaced by substitute assets acquired or leased; provided such substitute assets are subject to the Banks’ Prior Security Interest to the extent such substitute assets are required to become Collateral hereunder or under any of the Loan Documents;

(v)         any sale, transfer, or lease of assets the after-tax proceeds of which, when added to the after-tax proceeds of other sales, transfers and leases of assets in the same fiscal year, do not exceed, in the aggregate for the Borrower and its Subsidiaries, 5% of the Borrower’s consolidated total assets at the start of such fiscal year;

(vi)      the Payment Discount Arrangements;

(vii)   any sale, transfer or lease of assets, other than those specifically excepted pursuant to clauses (i) through (vi) above, which is approved by the Required Banks;

(viii)                        to the extent done as part of the Receivables Facility, the sale, contribution, transfer, conveyance or assignment of Receivables and Related Rights by the Borrower and its Subsidiaries to the SP Sub and the sale by the SP Sub of individual variable percentage interests in the Purchased Interests to the Purchaser; and

(ix)        to the extent pursuant to a dissolution, liquidation or winding-up permitted by 5.2.6(iii) above.

5.2.8                        Affiliate Transactions.

Except for the Borrower and its Subsidiaries entering into, and performing their obligations under, the Receivables Purchase Agreement and the other Transaction Documents, the Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction with any Affiliate (including purchasing property or services from or selling property or services to any Affiliate of the Borrower or other Person, but excluding transactions exclusively among Loan Parties) unless such transaction is not otherwise prohibited by the Agreement, is upon fair and reasonable arm’s-length terms and conditions and is in accordance with all applicable Law; provided neither (a) the payment of customary directors’ fees, nor (b) ordinary course transactions with non-Loan Party Subsidiaries, including the provision of cash management and other general and administrative services, shall be considered a prohibited Affiliate transaction.

5.2.9                        Subsidiaries, Partnerships and Joint Ventures.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, own or create directly or indirectly any Subsidiaries unless it shall comply with the requirements of Section 5.1.15(c), to the extent applicable.

5.2.10                  Continuation of Present Business.

The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than those businesses engaged in as of the Closing Date by a Loan Party or a Subsidiary of a Loan Party (provided that only the SP Sub shall be permitted to engage in the business in which the SP Sub is engaged in as of the Closing Date) and any business reasonably related, ancillary or complementary thereto and any reasonable extension thereof.

5.2.11                  Plans and Benefit Arrangements.

Except as would not result in a Material Adverse Change, the Borrower shall not, and shall not permit any of its Subsidiaries to:

(i)             fail to satisfy the minimum funding requirements of ERISA and the Internal Revenue Code with respect to any Plan;

(ii)          request a minimum funding waiver from the Internal Revenue Service with respect to any Plan;

(iii)       engage in a Prohibited Transaction with any Plan, Benefit Arrangement or Multiemployer Plan which, alone or in conjunction with any other circumstances or set of circumstances resulting in liability under ERISA;

(iv)      permit the Adjusted Funding Target Attainment Percentage of any Plan to be less than sixty percent (60%), unless the Adjusted Funding Target Attainment Percentage is deemed to be less than sixty percent (60%) under Section 436(h)(2) of the Internal Revenue Code at no fault of the Borrower, any Subsidiary or any other member of one of their ERISA Groups;

(v)         fail to make when due any contribution to any Multiemployer Plan that the Borrower or any member of its ERISA Group may be required to make under any agreement relating to such Multiemployer Plan, or any Law pertaining thereto where such failure is likely to result in a liability of the Borrower or any member of the ERISA Group;

(vi)      withdraw (completely or partially) from any Multiemployer Plan or withdraw (or be deemed under Section 4062(e) of ERISA to withdraw) from any Multiple Employer Plan, where any such withdrawal is likely to result in a Withdrawal Liability or other liability of the Borrower or any member of the ERISA Group;

(vii)   terminate, or institute proceedings to terminate, any Plan, where such termination is likely to result in a liability to the Borrower or any member of the ERISA Group; or

(viii)                        fail to give any and all notices and make all disclosures and governmental filings required under ERISA or the Internal Revenue Code.

5.2.12                  Fiscal Year.

The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, change its fiscal year from the twelve-month period beginning April 1 and ending March 31, other than upon thirty (30) days’ prior written notice to the Administrative Agent and provided that such new fiscal year shall end on the last day of a calendar quarter.

5.2.13                  Issuance of Stock.

No Loan Party, other than the Borrower, shall, and no Loan Party (including the Borrower) shall permit any of its Subsidiaries to, issue any additional shares of its Capital Stock or any options, warrants or other rights in respect thereof, other than the issuance of Capital Stock by (i) any Loan Party or other Subsidiary to a Loan Party; provided the same is subject to the Administrative Agent’s Prior Security Interest and the receiving Loan Party takes such actions to perfect the Administrative Agent’s Lien thereon as is reasonably satisfactory to the Administrative Agent, all to the extent such Capital Stock is required to be pledged to the Administrative Agent for the benefit of the Banks under the Loan Documents, (ii) any non-Loan Party Subsidiary to another non-Loan Party Subsidiary and (iii) in connection with the formation of Joint Ventures not otherwise prohibited under this Agreement.

5.2.14                  Changes in Organizational Documents.

The Borrower shall not, and shall not permit any Loan Party to, amend any provisions of its certificate of incorporation relating to capital stock, form of organization, jurisdiction of organization or name without, in each case, providing at least ten (10) Business Days’ prior written notice to the Administrative Agent and the Banks, taking all steps required by the Administrative Agent to continue its Prior Security Interest in the Collateral and, in the event such change would be adverse to the Banks as determined by the Administrative Agent in its reasonable discretion, obtaining the prior written consent of the Required Banks.

5.2.15                  Minimum Interest Coverage Ratio.

The Borrower shall not permit the Interest Coverage Ratio, calculated as of the end of each fiscal quarter for the four fiscal quarters then ended, to be less than 3.50 to 1.00.

5.2.16                  Total Leverage Ratio.

The Borrower shall not at any time permit the Total Leverage Ratio, calculated as of the end of each fiscal quarter, to exceed 4.50 to 1.00.

5.2.17                  Senior Leverage Ratio.

The Borrower shall not at any time permit the Senior Leverage Ratio, calculated as of the end of each fiscal quarter, to exceed 3.00 to 1.00.

5.2.18                  Negative Pledges; Restrictions on Dividend Payments.

The Borrower shall not and shall not permit any of its Subsidiaries to, agree with any Person (i) to limit its ability to provide collateral security to the Banks to secure the Obligations or (ii) to limit the ability of the Borrower’s Subsidiaries to pay dividends or make other distributions to the Borrower, except any such limitations set forth in (a) in the case of clause (ii) above, this Agreement, the other Loan Documents and the documents governing the Revolving Credit Loans, the 2010 Bonds, the Convertible Notes, the 2009 Bonds or any Permitted Refinancing Debt in respect of any of the foregoing so long as the limitations in such Permitted Refinancing Debt are no more restrictive than those contained in the applicable Refinanced Debt, (b) in the case of clause (i) above, agreements relating to secured Indebtedness permitted by this Agreement if such prohibition or limitation applies only to the property and assets securing such Indebtedness and such property or assets do not constitute Collateral, (c) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the disposition of assets of such Subsidiary otherwise permitted hereby so long as such restrictions apply only to such assets and do not conflict with any obligation to provide Collateral pursuant to the Loan Documents, or (d) customary restrictions or conditions on any non-Loan Party imposed by any agreement or document governing or evidencing indebtedness of any such non-Loan Party that is otherwise permitted hereunder or (e) customary anti-assignment provisions with respect to contractual obligations, permits or licenses.

5.2.19                  Minimum Availability.

The Borrower shall not permit Availability to be less than 125% of the amount of outstanding Indebtedness under the Convertible Notes at any time during the period commencing 180 days prior to each Repurchase Date (as defined in the Convertible Note Indenture).

5.2.20                  Repayment of Convertible Notes; Repayment of other Subordinated Indebtedness.

Notwithstanding anything to the contrary in the Convertible Debt Documents, but subject to the subordination provisions contained in the Convertible Note Indenture, no Loan Party shall make, or permit any of their Subsidiaries to make, any principal payment of the Convertible Notes prior to October 1, 2011, or, as permitted in the Convertible Note Indenture based on a “fundamental change” of the Borrower (as such term is defined in the Convertible Note Indenture), without prior written consent of the Required Banks; provided however, the Borrower may, so long as no Event of Default or Potential Default exists immediately prior to or would exist after giving effect to such payment (a) pay the settlement amount with respect to each $1,000 aggregate principal amount of Convertible Notes converted into shares of the Borrower’s common stock (i) in cash, which shall not exceed the lesser of (x) $1,000 and (y) the conversion value of such Convertible Notes pursuant to the terms and conditions of the Convertible Note Indenture and (ii) if the conversion value of such Convertible Notes exceeds $1,000, in the number of shares of the Borrower’s common stock as calculated pursuant to the terms and conditions of the Convertible Note Indenture, (b) with respect to the conversion of the Convertible Notes into shares of the Borrower’s common stock, the Borrower may pay the cash value of fractional shares of the Borrower’s common stock pursuant to the terms and conditions of the Convertible Note Indenture and additional amounts to the extent the Borrower is required to pay such amounts under the Convertible Note Indenture, and (c) pay for purchases or voluntary repurchases of Convertible Notes by the Borrower (including by way of a tender offer for all of the outstanding Convertible Notes by the Borrower) prior to October 1, 2011; provided that after giving effect to each such purchase or repurchase by the Borrower, Availability equals or exceeds $50,000,000.

No Loan Party shall or shall permit any Subsidiary to repay the 2009 Bonds, the 2010 Bonds, the Vought Bridge Loans (or any Permitted Refinancing Debt with respect to any of the foregoing) or any subordinated indebtedness (other than the Convertible Notes as addressed in the immediately preceding paragraph and except to the extent permitted by Section 5.2.1(ii)(b)), without the written consent of the Required Banks except, in each case, (w) with Permitted Refinancing Debt thereof, (x) upon scheduled maturity or as otherwise required by the terms thereof, (y) any such payment, if after giving pro forma effect to such payment, the Senior Secured First Lien Leverage Ratio would be no greater than 1.00 to 1.00 or (z) any such payments to the extent that, at the time such payments are made, such payments would not exceed the then available Cumulative Credit; provided that no such repayment of subordinated indebtedness may be made if an Event of Default shall have occurred and be continuing or would result from such repayment.

5.2.21                  Modification of Other Debt Documents.

The Borrower and the other Loan Parties shall not, without the prior written consent of the Required Banks, agree to, or make, or permit to be made any amendment, modification, or supplement to the Convertible Note Indenture or the other Convertible Debt Documents, the 2009 Bonds, the 2010 Bonds or the Vought Bridge Loans, as the case may be, each as in effect on the Closing Date, the effect of which is to (i) increase the rate of interest or fees payable in respect of the Convertible Notes or 2009 Bonds, as applicable, (ii) require any principal payments of the Convertible Notes or 2009 Bonds prior to the dates of required principal payments under the Convertible Note Indenture or 2009 Bonds, as applicable, or change the definition of “fundamental change” under the Convertible Note Indenture, (iii) shorten the final maturity date of the Convertible Notes, the 2009 Bonds, the 2010 Bonds or the Vought Bridge Loans or permit the holders of the Convertible Notes, the 2009 Bonds or the 2010 Bonds to put such Convertible Notes, 2009 Bonds or 2010 Bonds to the Borrower prior to the times provided therefore under the Convertible Note Indenture, the 2009 Bonds or the 2010 Bonds, as applicable, (iv) secure or obtain any agreement to secure the Convertible Notes or the 2009 Bonds with the grant of any security interests, mortgage liens or other collateral assignments on the property of any of the Loan Parties, (v) modify the subordination provisions contained in the Convertible Note Indenture or the 2009 Bonds or, if applicable, the 2010 Bonds, (vi) make the covenants and events of default contained in the Convertible Note Indenture, the 2009 Bonds or the 2010 Bonds more restrictive, (vii) modify or amend the terms under which the Convertible Notes are convertible into shares of the Borrower’s common stock or cash if the effect of such amendment or modification is to make the terms of such conversion less favorable either to the Borrower or to the Banks than the terms of such conversion as in effect as of the Closing Date or (viii) with respect to the Convertible Debt Documents, the 2009 Bonds, the 2010 Bonds or the Vought Bridge Loans, materially adversely affect the Borrower’s or the Banks’ rights and interests.

The Borrower and the other Loan Parties shall not agree to, or make, or permit to be made any amendment, modification, or supplement to any such documents evidencing the Vought Financing, the effect of which results in the Vought Financing not being in compliance with the Vought Financing Parameters, including without limitation in each case, such documents shall not be guaranteed by or be in favor a borrower or other obligor thereunder (other than any Foreign Subsidiary) unless such Person is also a Borrower or a Guarantor of the Obligations.

5.3                                 Reporting Requirements.

The Borrower covenants and agrees that until payment in full of the Loans and interest thereon and satisfaction of all of the Borrower’s other Obligations hereunder and under the other Loan Documents, the Borrower will furnish or cause to be furnished to the Administrative Agent and each of the Banks:

5.3.1                        Quarterly Financial Statements.

As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year, the Borrower’s financial statements, consisting of consolidated balance sheets as of the end of such fiscal quarter and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments and the absence of footnotes) by the Chief Executive Officer, President or Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year. The Borrower will be deemed to have complied with the delivery requirements of this Section 5.3.1 if within forty -five (45) days after the end of its fiscal quarter, the Borrower delivers to the Administrative Agent and files with the Securities and Exchange Commission a copy of its Form 10-Q as filed with the Securities and Exchange Commission (together with a notice stating that such document is being delivered pursuant to this Section 5.3.1) and the financial statements contained therein meet the requirements of this Section.

5.3.2                        Annual Financial Statement.

As soon as available and in any event within ninety (90) days after the end of each fiscal year, consolidated financial statements of the Borrower and its Subsidiaries consisting of consolidated balance sheets as of the end of such fiscal year, and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, with the consolidated statements being certified by independent certified public accountants of nationally recognized standing reasonably satisfactory to the Administrative Agent. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of the Borrower under any of the Loan Documents, together with a letter of such accountants (to the extent allowable under the policies of such accountants) substantially to the effect that, based upon their ordinary and customary examination of the affairs of the Borrower and its Subsidiaries, performed in connection with the preparation of such consolidated financial statements, and in accordance with generally accepted auditing standards, they are not aware of the existence of any condition or event which constitutes an Event of Default or Potential Default or, if they are aware of such condition or event, stating the nature thereof and confirming the Borrower’s calculations with respect to the certificate to be delivered pursuant to Section 5.3.3 with respect to such financial statements. The Borrower will be deemed to have complied with the delivery requirements of this Section 5.3.2 if within ninety (90) days after the end of its fiscal year, the Borrower delivers to the Administrative Agent and files with the Securities and Exchange Commission a copy of the Borrower’s annual report and Form 10-K as filed with the Securities and Exchange Commission

(together with a notice stating that such document is being delivered pursuant to this Section 5.3.2) and the financial statements and certification of public accountants contained therein meets the requirements described in this Section.

5.3.3                        Compliance Certificate.

Concurrently with the financial statements of the Borrower and its Subsidiaries furnished to the Administrative Agent and to the Banks pursuant to Sections 5.3.1 and 5.3.2, a certificate of the Borrower signed by the Chief Executive Officer, President or Chief Financial Officer of the Borrower, in the form of Exhibit 5.3.3, to the effect that, except as described pursuant to Section 5.3.4, (i) no Event of Default or Potential Default exists and is continuing on the date of such certificate, (ii) containing calculations in sufficient detail to demonstrate compliance as of the date of the financial statements with all financial covenants contained in Section 5.2, and (iii) certifying that (a) the Subsidiaries of the Borrower then comprising the Loan Parties directly contributed in the aggregate not less than eighty (80%) of the Consolidated EBITDA of the Borrower and its Subsidiaries and (b) the Domestic Subsidiaries then comprising the Loan Parties directly contributed in the aggregate not less than ninety five (95%) of the Consolidated EBITDA of the Borrower and its Domestic Subsidiaries, in each case, for the last four consecutive fiscal quarters then ended.  If an acquisition permitted under Section 5.2.6(ii) occurred during the reporting period covered by the compliance certificate and if the Borrower has complied with the requirements set forth in the definition of Consolidated Adjusted EBITDA for purpose of making adjustments to Consolidated EBITDA reflecting the historical financial performance of the acquired assets or Person, the Borrower may also calculate the Section 5.2 financial covenants on a pro forma basis to include the financial performance and condition of the acquired business during the period.

5.3.4                        Notice of Default.

Promptly after any officer of the Borrower has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by the Chief Executive Officer, President or Chief Financial Officer of the Borrower setting forth the details of such Event of Default or Potential Default and, if applicable, the action which the Borrower proposes to take with respect thereto.

5.3.5                        Notice of Litigation.

Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against the Borrower or any Subsidiary of the Borrower which relate to the Collateral or in the good faith estimation of counsel for the Borrower could reasonably be expected to constitute a Material Adverse Change.

5.3.6                        Certain Events; Events Under the Convertible Notes or Vought Financing.

Written notice together with a detailed description to the Administrative Agent of any of the following events:

(i)             Transfer of Assets.  At least ten (10) Business Days prior thereto, with respect to any proposed sale or transfer of assets pursuant to Section 5.2.7(v); provided that such notice shall be provided at least fifteen (15) Business Days prior to any individual sale or transfer of assets pursuant to such provision the after-tax proceeds of which exceed 2% of the Borrower’s consolidated total assets at the start of the fiscal year in which such sale or transfer occurs.

(ii)          Charter Amendments.  Within the time limits set forth in Section 5.2.14, the amendment to the charter affecting the capital structure of the Borrower or any of its Subsidiaries;

(iii)       Event of Default; Waiver or Amendment.  And to each of the Banks (A) promptly after any officer of the Borrower has learned of the occurrence of (i) an event of default under or (B) at least ten (10) Business Days prior to a waiver, amendment or consent under, in each case of clause (A) and (B), the Convertible Debt Documents, the 2009 Bonds, the Revolving Credit Agreement, the 2010 Bonds,

the Vought Bridge Loans or the Acquisition Agreement; together with a copy of such proposed waiver, amendment or consent and a description of such event of default, as the case may be.

(iv)      Schedules.  Notice of and a detailed description, promptly after any change or addition to the information contained or required to be contained on Schedules: 1.1(M) [Real Property Collateral], 3.1.2 [Capitalization], 3.1.3 [Subsidiaries], assuming in each case that each such Schedule is being delivered as of the date of notice of such change or addition thereto (rather than as of the Closing Date or prior thereto).

5.3.7                        Budgets, Forecasts, Other Reports and Information.

At the request of the Administrative Agent, any of the following items, promptly upon their becoming available to the Borrower:

(i)             the annual budget of the Borrower and its Subsidiaries, to be certified by a responsible officer of the Borrower and supplied at the request of the Administrative Agent prior to commencement of the fiscal year to which any of the foregoing may be applicable,

(ii)          any reports including management letters submitted to the Borrower by independent accountants in connection with any annual, interim or special audit,

(iii)       any reports, notices or proxy statements generally distributed by the Borrower to its stockholders on a date no later than the date supplied to the stockholders,

(iv)      regular or periodic reports (other than the Forms 10-K or 10-Q which are addressed in Sections 5.3.1 and 5.3.2 above), including 8-K, registration statements and prospectuses, filed by the Borrower with the Securities and Exchange Commission within 5 days after such filing,

(v)         a copy of any order, issued by any Official Body in any proceeding to which the Borrower or any of its Subsidiaries is a party, and in which the amount in controversy exceeds $2,500,000 or where injunctive or similar relief is sought,

(vi)      such other reports and information as the Banks may from time to time reasonably request.  The Borrower shall also notify the Banks promptly of the enactment or adoption of any Law which may result in a Material Adverse Change, and

(vii)   within 60 days of closing on any acquisition permitted under Section 5.2.6 in which the total consideration paid by the Borrower or its Subsidiary exceeded $5,000,000, such financial information as the Administrative Agent may reasonably request concerning the acquisition and its effect on the financial condition and performance of any Loan Party.

5.3.8                        Notices Regarding Plans and Benefit Arrangements.

5.3.8.1.                                    Certain Events.

Promptly upon becoming aware of the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of:

(i)             any Reportable Event with respect to the Borrower or any member of its ERISA Group for which reporting to the PBGC has not been waived involving an event which could subject the Borrower or any member of its ERISA Group to any material liability,

(ii)          any Prohibited Transaction which could subject the Borrower or any member of its ERISA Group to any material tax or liability in connection with any Plan, Benefit Arrangement or any trust created thereunder,

(iii)       any assertion of material Withdrawal Liability with respect to any Multiemployer Plan,

(iv)      any partial or complete withdrawal from a Multiemployer Plan by the Borrower or any member of its ERISA Group, where such withdrawal is likely to result in material Withdrawal Liability,

(v)         withdrawal by the Borrower or any member of its ERISA Group from a Multiple Employer Plan, which is likely to result in a material liability, or

(vi)      any change in the actuarial assumptions or funding methods used for any Plan (other than interest rate changes required by Financial Standards Board Opinion No. 87 or ERISA or the Internal Revenue Code), where the effect of such change is to materially increase or materially reduce the unfunded benefit liability or obligation to make periodic contributions to such Plan.

5.3.8.2.                                    Notices of Involuntary Termination and Annual Reports.

Promptly after receipt thereof, copies of (a) all notices received by the Borrower or any member of its ERISA Group of the PBGC’s intent to terminate any Plan administered or maintained by the Borrower or member of its ERISA Group, or to have a trustee appointed to administer any such Plan; and (b) at the request of the Administrative Agent or any Bank each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan administered or maintained by the Borrower or any member of its ERISA Group, and schedules showing the amounts contributed to each such Plan by or on behalf of the Borrower or any member of the ERISA Group in which any of their personnel participate or from which such personnel may derive a benefit, and each Schedule SB (Actuarial Information) to the annual report filed by the Borrower or any member of its ERISA Group with the Internal Revenue Service with respect to each such Plan.

5.3.8.3.                                    Notice of Voluntary Termination.

Promptly upon the filing thereof, copies of any Form 5310 or Form 500, or any successor or equivalent form to such forms, filed with the Internal Revenue Service or PBGC in connection with the termination of any Plan which causes the Borrower or any member of its ERISA Group to have a material liability.

5.3.8.4.                                    Notice of Change in Debt Rating.

Within three (3) Business Days after Standard & Poor’s or Moody’s announces a change in the Borrower’s Debt Rating or Long-Term Issuer Credit Rating, notice of such change.  The Borrower, on behalf of the Loan Parties, will deliver, together with such notice, a copy of any written notification which the Borrower received from the applicable rating agency regarding such change of Debt Rating or Long Term Issuer Credit Rating, as the case may be.

ARTICLE 6.

DEFAULT

6.1                                 Events of Default.

An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

6.1.1                        Payments Under Loan Documents.

The Borrower shall fail to pay when due any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity) or shall fail to pay, for more than two Business Days after the due date thereof, any interest on any Loan or any fees or any other amount owing hereunder or under the other Loan Documents;

6.1.2                        Breach of Warranty.

Any representation or warranty made at any time by the Borrower or any other Loan Party herein or in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

6.1.3                        Refusal to Permit Inspections; Breach of Negative Covenants.

The Borrower shall default in the observance or performance of any covenant contained in Sections 5.1.1 (with respect to the Borrower), 5.1.6, or 5.2 or Sections 5.5 or 5.7(b) of the Guarantee and Collateral Agreement;

6.1.4                        Breach of Other Covenants.

The Borrower or any other Loan Party shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of ten (10) Business Days after any officer of the Borrower becomes aware of the occurrence thereof;

6.1.5                        Defaults in Other Agreements or Indebtedness.

(a)                                  A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which the Borrower or Subsidiary of the Borrower may be obligated as a borrower or guarantor in excess of $25,000,000 in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any Indebtedness (and such right shall not have been waived) or the termination of any commitment to lend thereunder, or (b) without limiting the foregoing, there occurs and is continuing any event of default giving rise to a right of acceleration or termination under (i) the Convertible Debt Documents, (ii) the Revolving Credit Agreement, (iii) the 2009 Bonds, (iv) the 2010 Bonds, (v) the Specified IDB Obligations, or (vi) the Vought Bridge Loans or (c) without limiting the foregoing, the Receivables Facility is terminated prior to maturity as a result of a breach, default, event of default, or Termination Event (as defined in the Receivables Purchase Agreement);

6.1.6                        Final Judgments or Orders.

Any final judgments or orders for the payment of money in excess of $25,000,000 (to the extent not covered by insurance) in the aggregate shall be entered against the Borrower or any Subsidiary of the Borrower by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of forty-five (45) days from the date of entry;

6.1.7                        Loan Document Unenforceable.

Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested by any Loan Party or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby with the priority purported to be created thereby.  In addition to and without limiting the generality of the foregoing, (i) any Collateral Document ceases to be valid or effective, other than in accordance with the terms hereof or of such Collateral Document, (ii) any Loan Party asserts that any Collateral Document is not a legal, valid and binding obligation of such Person enforceable in accordance with its terms, (iii) the security interest or Lien purporting to be created by any of the Collateral Documents ceases to be or is asserted by any Loan Party not to be a valid, perfected Lien subject to no Liens (other than Permitted Liens), other than in accordance with the terms hereof or of such Collateral Document, or is declared by a court or other Official Body of competent jurisdiction to be void, voidable or unenforceable against such Person; or (iv) any Collateral Document is amended, subordinated, terminated or discharged, or any Person is released from any of its covenants or obligations except to the extent expressly provided herein or therein;

6.1.8                        Uninsured Losses; Proceedings Against Assets.

There shall occur any material uninsured damage to or loss, theft or destruction of (i) the assets of any Loan Party in excess of $50,000,000 in fair market value and the same is reasonably expected to result in a Material Adverse Change or (ii) the assets of any Loan Party are attached, seized, levied upon or subjected to a writ or distress warrant and the fair market value of such assets exceeds $50,000,000 and the same is not cured within sixty (60) days thereafter; or such assets come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within sixty (60) days thereafter;

6.1.9                        Notice of Lien or Assessment.

A notice of Lien or assessment in excess of $25,000,000.00 which is not a Permitted Lien is filed of record with respect to all or any part of the assets of the Borrower or any of its Subsidiaries by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including the Pension Benefit Guaranty Corporation, or if any taxes or debts owing at any time or times hereafter to any one of these becomes payable and the same is not paid within thirty (30) days after the same becomes payable (unless the Borrower or such Subsidiary is contesting the obligation as provided in Section 5.1.2);

6.1.10                  Insolvency.

Any Loan Party or any Material Subsidiary of the Borrower ceases to be solvent or admits in writing its inability to pay its debts as they mature;

6.1.11                  Events Relating to Plans and Benefit Arrangements.

Any of the following occurs: (i) any Reportable Event, which the Administrative Agent determines in good-faith constitutes grounds for the termination of any Plan by the PBGC or the appointment of a trustee to administer or liquidate any Plan, shall have occurred and be continuing; (ii) proceedings shall have been instituted or other formal action taken to terminate any Plan, or a termination notice shall have been filed with respect to any Plan; (iii) a trustee shall be appointed to administer or liquidate any Plan; (iv) the PBGC shall give notice of its intent to institute proceedings to terminate any Plan or Plans or to appoint a trustee to administer or liquidate any Plan; (v) the Borrower or any member of the ERISA Group shall withdraw completely or partially from a Multiemployer Plan; (vi) the Borrower or any member of its ERISA Group shall withdraw (or shall be deemed under Section 4062(e) of ERISA to withdraw) from a Multiple Employer Plan; and, with respect to any of the events specified in (i) through (vi) above, such occurrence is reasonably likely to result in a Material Adverse Change;

6.1.12                  Cessation of Business.

Except as otherwise permitted herein, the Borrower or any Subsidiary of the Borrower ceases to conduct its business as contemplated or the Borrower is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business and such injunction, restraint or other preventive order is not dismissed within thirty (30) days after the entry thereof;

6.1.13                  Change of Control.

There occurs an event or series of events by which (i) any “person” or “group” (as such terms are defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under such Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire without condition, other than passage of time, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the then outstanding voting stock of the Borrower, or (ii) (A) the Borrower consolidates with or merges into another corporation or conveys, transfers or leases all or substantially all of its properties and assets (determined on a consolidated basis for the Borrower and its Subsidiaries taken as a whole) to any Person, or (B) any corporation consolidates with or merges into the Borrower or a Subsidiary of the Borrower in a transaction in which the outstanding voting stock of the Borrower is changed into or exchanged for cash, securities or other property, other than a transaction solely between the Borrower and a Subsidiary of the Borrower;

6.1.14                  Involuntary Proceedings.

A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Loan Party or any Material Subsidiary of any Loan Party in an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of the Borrower or any of its Subsidiaries for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding; or

6.1.15                  Voluntary Proceedings.

Any Loan Party or any Material Subsidiary of any Loan Party shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any substantial part of its property or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing.

6.2                                 Consequences of Event of Default.

6.2.1                        Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.

If an Event of Default specified under subsections 6.1.1 through 6.1.13 of Section 6.1 shall occur and be continuing, the Banks and the Administrative Agent shall be under no further obligation to make Loans, and the Administrative Agent may, and upon the request of the Required Banks, shall by written notice to the Borrower, declare the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Banks hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Bank without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived.

6.2.2                        Bankruptcy, Insolvency or Reorganization Proceedings.

If an Event of Default specified under subsections 6.1.14 or 6.1.15 shall occur, the Banks shall be under no further obligations to make Loans hereunder and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Banks hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

6.2.3                        Set-off.

If an Event of Default shall occur and be continuing, any Bank to whom any Obligation is owed by the Borrower hereunder or under any other Loan Document or any participant of such Bank which has agreed in writing to be bound by the provisions of Section 2.12 and 8.7 and any branch, Subsidiary or Affiliate of such Bank or participant anywhere in the world shall have the right, in addition to all other rights and remedies available to it, without notice to the Borrower, to set-off against and apply to the then unpaid balance of all the Loans and all other Obligations of the Borrower hereunder or under any other Loan Document any debt owing to, and any other funds held in any manner for the account of, the Borrower by such Bank or participant or by such branch, Subsidiary or Affiliate, including all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by the Borrower for its own account (but not including funds held in custodian or trust accounts) with such Bank or participant or such branch, Subsidiary or Affiliate.  Such right shall exist whether or not any Bank or the Administrative Agent shall have made any demand under this Agreement or any other Loan Document, whether or not such debt owing to or funds held for the account of the Borrower is or are matured or unmatured and regardless of the existence or adequacy of any Guaranty or any other security, right or remedy available to any Bank or the Administrative Agent; and

6.2.4                        Suits, Actions, Proceedings.

If an Event of Default shall occur and be continuing, and whether or not the Administrative Agent shall have accelerated the maturity of Loans to the Borrower pursuant to any of the foregoing provisions of this Section 6.2, the Administrative Agent or any Bank, if owed any amount hereunder or under any other Loan Document, may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or any other Loan Document, including as permitted by applicable Law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Administrative Agent or such Bank; and

6.2.5                        Application of Proceeds; Collateral Sharing.

6.2.5.1.                                    Application of Proceeds.

From and after the date on which the Administrative Agent has taken any action pursuant to this Section 6.2 and until all Obligations of the Borrower have been paid in full, any and all proceeds received by the Administrative Agent from any sale or other disposition of the Collateral, or any part thereof, or on account of the exercise of other remedies by the Administrative Agent, shall, subject to the Intercreditor Agreement and the Collateral Agency Agreement, be applied as described in Section 6.5 of the Guarantee and Collateral Agreement.

6.2.5.2.                                    Collateral Sharing.

All Liens granted under any Collateral Document or any other Loan Document shall secure ratably and on a pari passu basis (i) the Obligations in favor of the Administrative Agent and the Banks hereunder, (ii) the Obligations incurred by any of the Loan Parties in favor of any Bank which provides a Bank-Provided Hedge or an Other Bank Provided Financial Service Product (the “IRH Provider”), and (iii) the obligations arising under the B&R Promissory Note.  The Administrative Agent under the Collateral Documents shall be deemed to serve as the collateral agent (the “Collateral Agent”) for B&R, the IRH Providers and the Banks hereunder, provided that the Collateral Agent shall comply with the instructions and directions of the Administrative Agent (or the Banks under this Agreement to the extent that this Agreement or any other Loan Document empowers the Banks to direct the Administrative Agent), as to all matters relating to the Collateral, including the maintenance and disposition thereof.  Neither B&R nor any IRH Provider (except in its capacity as a Bank hereunder) shall be entitled or have the power to direct or instruct the Collateral Agent on any such matters or to control or direct in any manner the maintenance or disposition of the Collateral.

6.2.5.3.                                    Notice of Sale.

Any notice required to be given by the Administrative Agent of a sale, lease, or other disposition of the Collateral or any other intended action by the Administrative Agent, if given ten (10) days prior to such proposed action, shall constitute commercially reasonable and fair notice thereof to the applicable Loan Parties.

ARTICLE 7.

THE AGENT

7.1                                 Appointment.

Each Bank hereby irrevocably designates and appoints the Administrative Agent as the agent of such Bank under this Agreement and the other Loan Documents, and each such Bank irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.   Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

7.2                                 Delegation of Duties.

The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

7.3                                 Exculpatory Provisions.

Neither any Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

7.4                                 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.

The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Banks (or, if so specified by this Agreement, all Banks) as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Banks (or, if so specified by this Agreement, all Banks), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and all future holders of the Loans.

7.5                                 Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default unless the Administrative Agent has received notice from a Bank or the Borrower referring to this Agreement, describing such Potential Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Banks.  The Administrative Agent shall take such action with respect to such Potential Default or Event of Default as shall be reasonably directed by the Required Banks (or, if so specified by this Agreement, all Banks); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Default or Event of Default as it shall deem advisable in the best interests of the Banks.

7.6                                 Non-Reliance on Agents and Other Banks.

Each Bank expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Bank.  Each Bank represents to the Agents that it has, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Bank also represents that it will, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Banks by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

7.7                                 Indemnification.

The Banks agree to indemnify each Agent and its officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”)  (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent

Indemnitee under or in connection with any of the foregoing; provided that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct.  The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

7.8                                 Agent in its Individual Capacity.

Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent.  With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Bank and may exercise the same as though it were not an Agent, and the terms “Bank” and “Banks” shall include each Agent in its individual capacity.

7.9                                 Successor Administrative Agent.

The Administrative Agent may resign as Administrative Agent upon 20 days’ notice to the Banks and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Banks shall appoint from among the Banks a successor agent for the Banks, which successor agent shall (unless an Event of Default under Section 6.1.14 or 6.1.15 with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is 20 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Banks shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Banks appoint a successor agent as provided for above.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 7 and of Section 8.5 shall continue to inure to its benefit.

7.10                           Documentation Agents and Syndication Agent.

Neither the Syndication Agent nor either Documentation Agent shall have any duties or responsibilities hereunder in its capacity as such.

ARTICLE 8.

MISCELLANEOUS

8.1                                 Amendments and Waivers.

Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 8.1 and as provided in Section 2.18.  The Required Banks and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Banks, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Banks or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Banks or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Potential Default or

Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Loan or reduce the stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Banks)), in each case without the written consent of each Bank directly affected thereby; (ii) eliminate or reduce the voting rights of any Bank under this Section 8.1 without the written consent of such Bank; (iii) reduce any percentage specified in the definition of Required Banks, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Banks; or (iv) amend, modify or waive any provision of Section 7 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Banks and shall be binding upon the Loan Parties, the Banks, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Banks and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Potential Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Potential Default or Event of Default, or impair any right consequent thereon.  Notwithstanding anything to the contrary herein, no Carlyle Affiliated Bank nor any Defaulting Bank shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except any amendment, waiver or consent that (x) requires the vote of each Bank or (y) affects such Carlyle Affiliated Bank or such Defaulting Bank, as applicable, differently from other Banks; provided that the Commitment of such Carlyle Affiliated Bank or such Defaulting Bank may not be increased or extended without the consent of such Carlyle Affiliated Bank or such Defaulting Bank, as applicable (it being understood that, other than in the case of any amendment, waiver or consent referred to in clauses (x) or (y) above, any Commitments or Loans held or deemed held by any Defaulting Bank or any Carlyle Affiliated Bank shall be excluded for a vote of the Banks hereunder requiring any consent of the Banks).

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Banks, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Banks holding such credit facilities in any determination of the Required Banks.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Banks providing the relevant Replacement Term Loans (as defined below) to permit the refinancing, replacement or modification of all outstanding Loans (“Replaced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Replaced Term Loans and (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Replaced Term Loans at the time of such refinancing.

8.2                                 Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Banks, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	Triumph Group, Inc. 1550 Liberty Ridge Drive Suite 100 Wayne, PA 19087
Attention: M. David Kornblatt

Telecopy: (610) 251-1555
Telephone: (610) 251-1000

Administrative Agent:	Royal Bank of Canada P.O. Box 50, 200 Bay Street Royal Bank Plaza 12th Floor, South Tower Toronto, Ontario M5J 2W7
Attention: Manager, Agency Services Group
Facsimile: 416-842-4023

provided that any notice, request or demand to or upon the Administrative Agent or the Banks shall not be effective until received.

Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Bank.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

8.3                                 No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Bank, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

8.4                                 Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

8.5                                 Payment of Expenses.  The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Bank and the Administrative Agent for all its out-of-pocket expenses incurred in connection with the enforcement or preservation of any rights under this Agreement or any other Loan Document, including the fees and disbursements of counsel to each Bank and of counsel to the Administrative Agent, and (c) to pay, indemnify, and hold each Bank and the Administrative Agent and their respective officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and the financing contemplated hereby and the use of proceeds thereof (including the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (c), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or material breach by the Indemnitee under the Loan Documents in connection with a claim brought by the Borrower against such Indemnitee.  Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  All amounts due under this Section 8.5 shall be payable not later than 10 days after written demand therefor.  Statements payable by the Borrower pursuant to this Section 8.5 shall be submitted to the Borrower at the address of the Borrower set forth in Section 8.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.  The agreements in this Section 8.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

8.6                                 Successors and Assigns; Participations and Assignments.

(a)                                  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Bank (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Bank may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)                                 (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Bank may assign to one or more assignees (other than the Borrower or any Affiliate thereof (other than any Carlyle Affiliated Institutional Lender or, in accordance with clause (vi) below, any Carlyle Affiliated Bank)) (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld or delayed), provided that no consent of the Borrower shall be required for an assignment to a Bank, an affiliate of a Bank, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan  to a Bank, an affiliate of a Bank or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Bank, an affiliate of a Bank or an Approved Fund or an assignment of the entire remaining amount of the assigning Bank’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Bank and its affiliates or Approved Funds, if any;

(B) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (except that no processing and recordation fee shall be payable in the case of an Assignee which is already a Bank, an Affiliate of a Bank or an Approved Fund, and provided that only one such fee shall be payable in respect of contemporaneous assignments to or by two or more Approved Funds) and (2) the assigning Bank shall have paid in full any amounts owing by it to the Administrative Agent; and

(C) the Assignee, if it shall not be a Bank, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 8.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Bank, (b) an affiliate of a Bank or (c) an entity or an affiliate of an entity that administers or manages a Bank.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 8.5).  Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this Section 8.6 shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amount of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time at the office of the Administrative Agent upon reasonable prior notice.

(v)  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Bank and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Bank hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)  (A) A Carlyle Affiliated Bank may from time to time purchase, in accordance with this Section 8.6(b), Loans from one or more Banks pursuant to open market purchases, including, without limitation, pursuant to a Dutch auction (open to all Banks), on terms to be agreed between such Carlyle Affiliated Bank and the Banks participating in such open market purchases, so long as immediately after giving effect to such purchase, the aggregate principal amount of Loans to be purchased by any such Carlyle Affiliated Banks on such date when added to the principal amount of Loans assigned to Carlyle Affiliated Banks previously as of the date of such assignments shall not exceed 15.0% of the aggregate principal amount of all Loans outstanding at such time.  (B) By its purchase or other acquisition of a Loan, such Carlyle Affiliated Bank shall be deemed to have acknowledged and agreed that it has no right whatsoever (in its capacity as a Bank) to require the Administrative Agent or any other Bank to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Loan Document, to attend any meeting (live or by any electronic means) in its capacity as a Bank with the Administrative Agent or any other Bank or receive any information from the Administrative Agent or any other Bank or to make or bring any claim, in its capacity as a Bank, against the Administrative Agent or any Bank with respect to the duties and obligations of such Person under this Agreement and the other Loan Documents.  (C) Notwithstanding anything to the contrary contained herein, any Carlyle Affiliated Bank may contribute any Loans purchased pursuant to Section 8.6(b), to the Borrower.  Upon such contribution, all principal and accrued and unpaid interest on the Loans contributed shall be deemed to have been paid for all purposes and shall be cancelled and no longer outstanding for all purposes of this Agreement and all other Loan Documents (and in connection with any such contribution, the Administrative Agent is authorized to make appropriate entries in the Register to reflect such cancellation).

(c)                                  (i)  Any Bank may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than the Borrower or any Affiliate thereof (other than any Carlyle Affiliated Institutional Lender) (a “Participant”) in all or a portion of such Bank’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Bank’s obligations under this Agreement shall remain unchanged, (B) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement.  Any agreement pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Bank directly affected thereby pursuant to the proviso to the second sentence of Section 8.1 and (2) directly affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.7(b) as though it were a Bank, provided such Participant shall be subject to Section 8.7(a) as though it were a Bank.

(ii)  A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.14 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant.  Any Participant that is a Non-U.S. Bank shall not be entitled to the benefits of Section 2.14 unless such Participant complies with Section 2.14.4.

(d)                                 Each Bank that sells a participation shall maintain at one of its offices a register for the recordation of the names and addresses of each Participant and the principal amount of each Participant’s interest in the Commitments and Loans held by it (the “Participant Register”).  The entries in the Participant Register shall be conclusive, and such Bank, each Loan Party and the Administrative Agent shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.  Any such Participant Register shall be available for inspection by the Administrative Agent at any reasonable time and from time to time upon reasonable prior notice.

(e)                                  Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Bank from any of its obligations hereunder or substitute any such pledgee or Assignee for such Bank as a party hereto.

(f)                                    The Borrower, upon receipt of written notice from the relevant Bank, agrees to issue Notes to any Bank requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(g)                                 Notwithstanding the foregoing, any Conduit Bank may assign any or all of the Loans it may have funded hereunder to its designating Bank without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 8.6(b).  Each of the Borrower, each Bank and the Administrative Agent hereby confirms that it will not institute against a Conduit Bank or join any other Person in instituting against a Conduit Bank any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Bank; provided, however, that each Bank designating any Conduit Bank hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Bank during such period of forbearance.

8.7                                 Adjustments; Set-Off.

(a)                                  Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Bank, if any Bank (a “Benefitted Bank”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 8.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 6.1.15, or otherwise), in a greater proportion than any such payment to or collateral received by any other Bank, if any, in respect of the Obligations owing to such other Bank, such Benefitted Bank shall purchase for cash from the other Banks a participating interest in such portion of the Obligations owing to each such other Bank, or shall provide such other Banks with the benefits of any such collateral, as shall be necessary to cause such Benefitted Bank to share the excess payment or benefits of such collateral ratably with each of the Banks; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Bank, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)                                 In addition to any rights and remedies of the Banks provided by law, each Bank shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Bank, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower.  Each Bank agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Bank, provided that the failure to give such notice shall not affect the validity of such application.

8.8                                 Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

8.9                                 Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.10                           Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Banks with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Bank relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

8.11                           GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.12                           Submission to Jurisdiction; Waivers.  The Borrower hereby irrevocably and unconditionally:

(a)                                  submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 8.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

8.13                           Acknowledgements.  The Borrower hereby acknowledges that:

(a)                                  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)                                 neither the Administrative Agent nor any Bank has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Banks, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                                  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Banks or among the Borrower and the Banks.

8.14                           Release of Guaranties and Liens.

(a)                                  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Bank (without requirement of notice to or consent of any Bank except as expressly required by Section 8.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 8.1 or (ii) under the circumstances described in paragraph (b) below.

(b)                                 At such time as the Loans and the other obligations under the Loan Documents (other than obligations under or in respect of Bank Provided Hedges of Other Bank Provided Financial Service Products) shall have been paid in full and the Commitments have been terminated, the Collateral shall be released from the Liens created by the Collateral Documents, and the Collateral Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Collateral Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

8.15                           Confidentiality.  Each of the Administrative Agent and each Bank agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Bank pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Bank from disclosing any such information (a) to the Administrative Agent, any other Bank or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Bank Provided Hedge or Other Bank Provided Financial Service Product (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) in response to any order of any court or other Official Body, upon the demand of any Official Body, or as may otherwise be required pursuant to any Requirement of Law, (f) if required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Bank’s investment portfolio in connection with ratings issued with respect to such Bank, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, or (j) if agreed by the Borrower in its sole discretion, to any other Person.

Each Bank acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities.  Accordingly, each Bank represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

8.16                           WAIVERS OF JURY TRIAL.  THE BORROWER, THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

8.17                           USA Patriot Act.  Each Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with the Patriot Act.

8.18                           Intercreditor Agreement and Collateral Agency Agreement.  The Administrative Agent is authorized and directed to enter into the Intercreditor Agreement and the Collateral Agency Agreement on behalf of the Banks and each of the Banks hereby approves and agrees to be bound by the terms of the Intercreditor Agreement and the Collateral Agency Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

BORROWER:

TRIUMPH GROUP, INC.

By:	/s/ M. David Kornblatt
Name: M. David Kornblatt
Title: Executive Vice President, Chief Financial Officer and Treasurer

Triumph Group, Inc. Credit Agreement Signature Page

ROYAL BANK OF CANADA, as Administrative Agent

By:	/s/ Ann Hurley
Name: Ann Hurley
Title: Manager, Agency

Triumph Group, Inc. Credit Agreement Signature Page

ROYAL BANK OF CANADA, as a Bank

By:	/s/ Scott Umbs
Name: Scott Umbs
Title: Authorized Signatory

Triumph Group, Inc. Credit Agreement Signature Page

PNC BANK, NATIONAL ASSOCIATION, as Syndication Agent

By:	/s/ Brian T. Vesey
Name: Brian T. Vesey
Title: Vice President

Triumph Group, Inc. Credit Agreement Signature Page

CITIZENS BANK OF PENNSYLVANIA, as Documentation Agent

By:	/s/ Carol Castle
Name: Carol Castle
Title: Senior Vice President

Triumph Group, Inc. Credit Agreement Signature Page

U.S. BANK, NATIONAL ASSOCATION, as Documentation Agent

By:	/s/ Edward L. Hocter
Name: Edward L. Hocter
Title: Managing Director

Triumph Group, Inc. Credit Agreement Signature Page

ACCEPTED AND AGREED BY GUARANTORS AS FOLLOWS:

NU-TECH BRANDS, INC.
TRIUMPH BRANDS, INC.
TRIUMPH GROUP ACQUISITION CORP.

By:	/s/ M. David Kornblatt
Name: M. David Kornblatt
Title: President and Treasurer of each of the above named companies

KILROY STEEL, INC.
KILROY STRUCTURAL STEEL CO.
TRIUMPH METALS COMPANY
TRIUMPH STRUCTURES - EAST TEXAS, INC.
TRIUMPH PRECISION, INC.
TRIUMPH INSULATION SYSTEMS, LLC
THE MEXMIL HOLDING COMPANY LLC
TRIUMPH STRUCTURES - LONG ISLAND, LLC
TRIUMPH INVESTMENT HOLDINGS, INC.
TRIUMPH INSTRUMENTS - BURBANK, INC.
AIRFRAME SPARES AND LOGISTICS, LLC
MEXMIL CHINA, LLC
TRIUMPH GROUP HOLDINGS - MEXICO, LLC
TRIUMPH GROUP INVESTMENT - MEXICO, LLC
TRIUMPH AEROSPACE SYSTEMS - NEWPORT NEWS, INC.
TRIUMPH ACCESSORY SERVICES - GRAND PRAIRIE, INC.
TRIUMPH FABRICATIONS - FORT WORTH, INC.
CBA ACQUISITION, LLC
TRIUMPH FABRICATIONS - HOT SPRINGS, INC.
TRIUMPH PROCESSING, INC.
TRIUMPH ACTUATION SYSTEMS - VALENCIA, INC.
TRIUMPH ACTUATION SYSTEMS, LLC
TRIUMPH ACTUATION SYSTEMS - CONNECTICUT, LLC
HT PARTS, L.L.C.
LAMAR ELECTRO-AIR CORPORATION
TRIUMPH AEROSPACE SYSTEMS - WICHITA, INC.
TRIUMPH STRUCTURES - KANSAS CITY, INC.
THE TRIUMPH GROUP OPERATIONS, INC.
TRIUMPH AEROSPACE SYSTEMS GROUP, INC.
TRIUMPH AFTERMARKET SERVICES GROUP, INC.
TRIUMPH AIRBORNE STRUCTURES, INC.
TRIUMPH AVIATIONS INC.
TRIUMPH FABRICATIONS - SAN DIEGO, INC.
TRIUMPH COMPOSITE SYSTEMS, INC.
TRIUMPH CONTROLS, LLC
TRIUMPH ENGINEERED SOLUTIONS, INC.
TRIUMPH ENGINEERING SERVICES, INC.
TRIUMPH GEAR SYSTEMS, INC.
TRIUMPH GEAR SYSTEMS - MACOMB, INC.
TRIUMPH GROUP ACQUISITION HOLDINGS, INC.
TRIUMPH INSTRUMENTS, INC.

Triumph Group, Inc. Credit Agreement Signature Page

TRIUMPH PRECISION CASTINGS CO.
TRIUMPH STRUCTURES - LOS ANGELES, INC.
TRIUMPH THERMAL SYSTEMS, INC.
TRIUMPH TURBINE SERVICES, INC.
TRIUMPH STRUCTURES - WICHITA, INC.
TRIUMPH INTERIORS, LLC
TRIUMPH FABRICATIONS — ORANGEBURG, INC.
TRIUMPH FABRICATIONS — ST. LOUIS, INC.
TRIUMPH REAL ESTATE — MEXICO, LLC

By:	/s/ M. David Kornblatt
Name: M. David Kornblatt
Title: Vice President and Treasurer of each of the above named companies

TRIUMPH AEROSTRUCTURES, LLC

By:	/s/ Richard C. Ill
Name: Richard C. Ill
Title: Chairman

VAC INDUSTRIES, INC.
VOUGHT COMMERCIAL AIRCRAFT COMPANY
CONTOUR AEROSPACE CORPORATION

By:	/s/ M. David Kornblatt
Name: M. David Kornblatt
Title: Vice President and Treasurer

Triumph Group, Inc. Credit Agreement Signature Page